Exhibit 10.20

EXECUTION COPY

INDENTURE

Dated as of FEBRUARY 7, 2013

among

GLOBAL A&T ELECTRONICS LTD.,

the Subsidiary Guarantors listed herein

and

CITICORP INTERNATIONAL LIMITED

as Trustee and Security Agent

10.0% SENIOR SECURED NOTES DUE 2019

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Principal Paying Agent and Transfer Agent and Registrar Appointment Letter
Exhibit C	Form of Supplemental Indenture to be delivered by Subsequent Guarantors

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INDENTURE, dated as of February 7, 2013 among Global A&T Electronics Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (together with any successor corporation, the “Issuer”), and the Subsidiary Guarantors (as defined herein) listed on the signature pages hereto and Citicorp International Limited, whose registered office is located at Floor 56, One Island East, 18 Westlands Road, Island East, Hong Kong, as Trustee and Security Agent.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of the 10.0% senior secured notes due 2019 (the “Notes”);

WHEREAS, the Issuer and each of the Subsidiary Guarantors (in the case of UTAC, subject at all times to the last paragraphs of Section 10.01 and 10.02) has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Subsidiary Guarantors, the Trustee and the Security Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

“Acquired Debt” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person (including any Indebtedness secured by a Lien encumbering any such assets), in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Debt shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings; provided that exclusively for purposes of Section 4.11 hereof, beneficial ownership of 10% or more Voting Stock of a Person shall be deemed to be control.

“Agent” means any Registrar, Co-Registrar, Paying Agent or additional paying agent.

“Applicable Currency Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars, at the spot rate for the purchase of U.S. dollars, with the applicable foreign currency as quoted by Reuters at approximately 10:00 A.M. (New York time) on the date that is two Business Days prior to such determination.

“Applicable Premium” means, with respect to any Note on any date of redemption (the “Redemption Date”), the greater of:

(1) 1.0% of the outstanding principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2016 (each such redemption price (expressed in percentage of principal amount) being set forth in the table appearing under Section 3.07 hereof), plus (ii) all required interest payments due on such Note to and including February 1, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the then-outstanding principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of any assets or properties; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 hereof and/or Section 5.01 hereof and not by the provisions of Section 4.10 hereof; and

(2) the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves Equity Interests or assets having a Fair Market Value in any calendar year of less than $5 million;

(2) a transfer of assets or properties between or among the Issuer and its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction), provided, however, to the extent such transfer involves Collateral or any part thereof, the transferee will (i) in the case of a disposition to a Restricted Subsidiary other than a Subsidiary Guarantor, enter into a supplemental indenture to this Indenture providing for a Note Guarantee of the Notes by such Restricted Subsidiary, and (ii) to the extent such transfer involves Collateral or any part thereof, the transferee will execute a joinder agreement to the Security Documents or enter into a substantially similar intercreditor agreement immediately upon consummation of such transaction in accordance with the requirements of the Security Documents to pledge such transferred Collateral for the benefit of Holders of the Notes and the other First Priority Creditors (provided in each case that such obligations shall not apply to a Restricted Subsidiary organized under the laws of a jurisdiction that prohibits by law, regulation or order the Restricted Subsidiary from providing a Note Guarantee or granting security in respect of such transferred Collateral, as the case may be);

(3) an issuance of Equity Interests by a Restricted Subsidiary or sale of Equity Interests of a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(4) the sale of inventory or accounts receivable in the ordinary course of business;

(5) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(6) any sale, lease or other disposition in the ordinary course of business of obsolete, worn out or damaged equipment;

(7) sales of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure of a Permitted Lien;

(8) the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(9) the granting of Liens not prohibited by this Indenture;

(10) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;

(11) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(12) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations permitted by this Indenture; provided that any Net Proceeds from such property shall be applied in accordance with Section 4.15 hereof;

(13) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis; and

(14) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such lease, determined in accordance with GAAP.

“Authority” means any administrative, governmental or regulatory commission, board, body, authority or agency, or any stock exchange or other non-governmental regulatory authority, or any court, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic or foreign.

“Bankruptcy Law” means with respect to any Person, the bankruptcy, insolvency, reorganization and similar laws for the relief of debtors in the jurisdiction of incorporation of such Person.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City, Singapore, London or Hong Kong.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP (excluding the footnotes thereto), and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding any debt securities convertible into such equity securities.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of research and development, licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government (or any agency or instrumentality thereof), in each case the payment of which is backed by the full faith and credit of the United States and having maturities of not more than one year from the date of acquisition;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the date of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P;

(3) certificates of deposit and euro dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, issued by any commercial bank having combined capital and surplus in excess of $500 million (or equivalent thereof in the applicable currency);

(4) repurchase obligations for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by the government of the Republic of Singapore, the World Bank or the Asian Development Bank, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(8) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(9) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any

successor provision) other than one or more of the Permitted Holders becomes the beneficial owner, directly or indirectly, of a majority in the aggregate of the shares of Voting Stock of the Issuer measured by voting power rather than number of shares.

“Clearing Agencies” means DTC, Euroclear and Clearstream.

“Clearstream” means Clearstream Banking, société anonyme.

“Collateral” means the collateral securing the Existing GATE Credit Facilities and any future collateral that is provided under the New Senior Revolving Credit Facility or the Existing Second Priority Facilities, including: (i) a Lien over substantially all of the assets of each of the Issuer, USG, UHK and UTAC Cayman; and (ii) a Lien over the shares of each of USG, UHK, UTAC Cayman and UTH (the “Initial Collateral”) and, upon the completion and satisfaction of certain legal and regulatory requirements, (i) a Lien over substantially all of the assets of UTL and UTC; and (ii) a Lien over the shares of each of UTL and UTC.

“Common Stock” means, with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designed and whether voting or nonvoting) of such Person’s Common Stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such Common Stock.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in calculating Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period (including (x) realized net losses on Hedging Obligations or other derivative instruments designed to manage fluctuations in interest rates, foreign exchange rates, commodities pricing risks and other business risks associated with the industry incurred in the ordinary course of business and not for speculative purposes, (y) bank fees and (z) costs of surety bonds in connection with financing activities plus amounts actually excluded from

Consolidated Interest Expense as set forth in clauses (1)(v) through (z) in the definition thereof) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any other non-cash charges, including any write offs or write downs and any loss resulting from the dilution of interests in associated companies reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) the amount of any minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(f) the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (w) such cost savings are reasonably identifiable and factually supportable, (x) such actions are taken no later than 12 months after the Issue Date, (y) the aggregate amount of cost savings added pursuant to this clause (f) shall not exceed $10 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Consolidated Interest Expense Coverage Ratio” set forth in this Section 1.01, and (z) an officer’s certificate shall be delivered to the Trustee certifying that such pro forma calculations have in fact been made in good faith by a responsible financial or accounting officer of the Issuer; plus

(g) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(h) any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds from an issuance of

Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are not included in the calculation set forth in clause (a)(3)(A) or (a)(3)(B) of Section 4.07 hereof; plus

(i) any net loss from disposed or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to Interest Rate Hedging Obligations with respect to Indebtedness and excluding (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting, (w) penalties and interest relating to taxes, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) all cash dividend payments on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments to the Issuer or a Restricted Subsidiary of the Issuer; plus

(4) interest actually paid by the Issuer or any Restricted Subsidiary under any Guarantee of Indebtedness of another Person.

“Consolidated Interest Expense Coverage Ratio” means, with respect to any specified Person for any period, the ratio of (x) the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to (y) the Consolidated Interest Expense of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Interest Expense Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Interest Expense Coverage Ratio is made (the “Consolidated Interest Expense Coverage Ratio Calculation Date”), then the Consolidated Interest Expense Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Interest Expense Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Interest Expense Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

In addition, for purposes of making the computation referred to above, interest income, if any, for the relevant period will be included in the calculation of Consolidated EBITDA to the extent not previously included.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized; provided that such cost savings or operating expense reductions are expected to be taken no later than 12 months after the date of determination) and the Issuer shall deliver an officer’s certificate to the Trustee certifying that such pro forma calculations have in fact been made in good faith by a responsible financial or accounting officer based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Interest Expense Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of cash actually distributed or paid in cash (or the amount otherwise actually converted into cash) by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend, other distribution or payment (subject, in the case of a dividend, other distribution or payment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(3)(A) of Section 4.07 hereof, the Net Income of any Restricted Subsidiary (other than any Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that

Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distribution has been legally waived, and except to the extent that such Net Income is actually paid to such Person or one of its Restricted Subsidiaries through dividends, loans or otherwise (subject, in the case of a dividend to another Restricted Subsidiary, to the limitations contained in this clause); provided that if Net Income of such Restricted Subsidiary is negative and the restriction on dividends or similar distribution is contained in any agreement or instrument, or is contained in any amendment to any agreement or instrument, which agreement or amendment was entered into after the beginning of the four fiscal quarters preceding the date of calculation, then the net loss shall be included;

(3) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(4) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(5) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(6) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect on income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Singapore Financial Reporting Standard No. 39; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof, only (other than clauses (a)(3)(C) and (a)(3)(D) of Section 4.07 hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (a)(3)(C) and (a)(3)(D) of Section 4.07 hereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facilities” means one or more debt facilities (including the New Senior Revolving Credit Facility) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any currency exchange swap agreements,

currency exchange cap agreements, currency exchange collar agreements or any other agreements or arrangements designed to protect such Person against risks relating to fluctuations in currency exchange rates.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the relevant Clearing Agency or its nominee specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(3)(B) of Section 4.07 hereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the latest date on which any outstanding Notes issued pursuant to this Indenture (other than any Notes held by the Issuer and its Restricted Subsidiaries) mature or are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“DTC” means the Depository Trust Company.

“DTC Custodian” means the custodian of DTC until a successor DTC Custodian, if any, shall have become such pursuant to this Indenture, and thereafter “DTC Custodian” shall include each person who is then DTC Custodian hereunder.

“Equity Interests” means Capital Stock, and all warrants, options or other rights to acquire Capital Stock exercisable within one year (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear S.A/N.V., as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (a)(3)(B) of Section 4.07 hereof.

“Existing GATE Credit Facilities” means the existing senior term loan facility extended to the Issuer by a consortium of lenders, the existing senior revolving credit facility extended to the Issuer by a consortium of lenders, the second priority loan fixed rate term loan and second priority floating rate term loan extended to the Issuer by a consortium of lenders.

“Existing Second Priority Facilities” means the second priority fixed rate term loan and second priority floating rate term loan extended to the Issuer by a consortium of lenders.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined by the Board of Directors of the Issuer in good faith.

“Finance Documents” means the Notes, this Indenture (including the Note Guarantees set forth therein), the Security Documents, the Intercreditor Agreement, the First Priority Intercreditor Agreement and any other agreement or instrument entered into with respect to the offering of the Notes.

“Finco” means Global A&T Finco Ltd, a company incorporated under the laws of the State of Delaware.

“First Priority Creditors” means the creditors under the New Senior Revolving Credit Facility and this Indenture.

“First Priority Intercreditor Agreement” means the intercreditor agreement dated on or about the Issue Date, among the Issuer, the Original Guarantors, the Trustee, the facility agent under the New Senior Revolving Credit Facility and the Security Agent, as amended from time to time.

“First Priority Security Documents” means those mortgages, deeds, pledges, security trusts, assignments or other documents that create security over the Collateral in favor of the Security Agent, the Trustee and the other First Priority Creditors, and that will be listed in a schedule of security documents attached to this Indenture.

“GAAP” means Singapore Financial Reporting Standards as in effect on the Issue Date. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP as in effect on the Issue Date and for purposes of Section 4.03 hereof, GAAP shall be as in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to any Interest Rate Hedging Obligations or Currency Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) net obligations or any Person under any Hedging Obligations the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time;

(4) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(5) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(6) Capitalized Lease Obligations and all Attributable Debt of such Person;

(7) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(8) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(9) all Guarantees of such Person in respect of any of the foregoing.

The amount of Indebtedness of any Person at any date will be determined in accordance with GAAP.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by writing and is for a determinable amount.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Initial Public Offering” means any issuance of shares of the Issuer or a direct or indirect holding company of the Issuer or any Subsidiary of the Issuer through an underwritten primary public offering and a listing on a recognized stock exchange.

“Intercreditor Agreement” means the intercreditor agreement, dated on or about the Issue Date, among, amongst others, the Issuer, the Original Guarantors, the Trustee, the facility agent under the New Senior Revolving Credit Facility, representatives of the holders of Second Priority Obligations and the Security Agent, as amended from time to time.

“Interest Payment Date” means, with respect to any Note, the date specified in the terms of such Note as the date on which payment of an installment of interest is due and payable.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) Interest Rate Agreements; and

(2) other agreements or arrangements designed to protect such Person against risks relating to fluctuations in interest rates.

“Investment Grade Rating” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments having an Investment Grade Rating.

“Investments” means, with respect to any Person, investments by such Person in another Person (including Affiliates) in the form of loans, notes or similar instruments or other extensions of credit (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers, and commission, travel, relocation, entertainment and similar advances (including advances against future vacation days) to officers, directors, employees, consultants and agents, in each case, made in the ordinary course of business), purchases or other acquisitions for value of Indebtedness, Equity Interests or other securities issued by such other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such former Subsidiary not sold or disposed of in an amount determined as provided in clause (c) of Section 4.07 hereof. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person that is not a Subsidiary of such acquired Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary of the Issuer in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in clause (c) of Section 4.07 hereof, if and to the extent that the Investment in such third Person was made in contemplation of such acquisition by the Issuer or Restricted Subsidiary. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means February 7, 2013.

“Issuer” has the meaning assigned to it in the preamble to this Indenture.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Law” means any and all national, central, federal, provincial, state, regional, municipal, local, domestic or foreign laws (including, without limitation, any common law or case law), statutes, ordinances, legal codes, regulations or rules (including, without limitation, any and all regulations, rules, orders, judgments, decrees, rulings, opinions, guidelines, measures, notices or circulars (in each case, whether formally published or not and to the extent mandatory or, if not complied with, the basis for legal, administrative, regulatory or judicial consequences) of any Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Stockholders” means the members of management of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date;

“Moody’s” means Moody’s Investors Service, Inc. and any successors to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of any such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, relocation expenses invalid as a result thereof, and any out-of-pocket expenses paid to third parties in connection with the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the permanent repayment of Senior Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or otherwise required to be repaid in connection with such Asset Sale (other than required by clause (b)(1) of Section 4.10) and any deduction, reserve or adjustment in respect of the sale price of such asset or assets or against any liabilities associated with such asset or assets and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof (including pension and other post-employment benefit liabilities and liabilities related to environmental matters) or against any indemnification obligations associated with such transaction, in each case established in accordance with GAAP.

“New Senior Revolving Credit Facility” means the Credit Facility provided under the Credit Agreement to be entered into among the Issuer and the other borrowers and guarantors party thereto, JPMorgan Chase Bank N.A., as administrative agent, syndication agent and documentation agent, and the lenders parties thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, Notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Non-Recourse Debt” means Indebtedness as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support in the form of any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise (including any Lien) or (c) constitutes the lender.

“Notes” means the Notes authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any additional Notes that may be issued under a supplemental indenture.

“Note Guarantee” means the Guarantee of the Notes by a Subsidiary Guarantor.

“Obligations” means any principal, interest, penalties, fees, taxes, costs, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or relating to any Indebtedness, whether or not a claim in respect thereof has been asserted.

“Offering Circular” means the offering circular of the Company dated January 31, 2013 in connection with the offering of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Original Guarantors” means USG, UTC, UHK and UTAC Cayman.

“Permitted Business” means the lines of business conducted by the Issuer and its Restricted Subsidiaries and described in the Offering Circular as of the Issue Date, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complementary thereto.

“Permitted Holders” means each of the Management Stockholders, the Sponsors and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which either of the Sponsors is a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies; provided that for the purposes of determining whether a Change of Control has occurred, Management Stockholders shall be deemed to beneficially hold no more than 5% of the Voting Stock of the Issuer or any parent of the Issuer.

“Permitted Investments” means:

(1) any Investment by the Issuer or any Restricted Subsidiary in the Issuer or a Restricted Subsidiary of the Issuer;

(2) any Investment by the Issuer or any Restricted Subsidiary in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or in one or a series of related transactions transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

provided that, in either case, such Person’s primary business is a Permitted Business; and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from the sale or other disposition of assets or properties made in compliance with Section 4.10 hereof;

(5) any Investment existing on the Issue Date;

(6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer, provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (a)(3) of Section 4.07 hereof;

(7) any Investments received in compromise of obligations of trade creditors or customers that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(9) Hedging Obligations;

(10) any Investment acquired by the Issuer or any of its Restricted Subsidiaries as a result of a foreclosure by the Issuer or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) any Investment consisting of a Guarantee permitted under Section 4.09 hereof, including the Note Guarantees;

(12) loans and advances to, and guarantees of Indebtedness of, employees not to exceed $7.5 million in the aggregate at any one time outstanding;

(13) Investments consisting of the contribution of intellectual property in the ordinary course of business;

(14) any Investment in a Permitted Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(15) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices, or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof, not in excess of $5.0 million outstanding at any one time, in the aggregate; and

(17) other Investments in any Person or Persons having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), which, when taken together with all other Investments made pursuant to this clause (17) since the date of this Indenture, do not exceed the greater of $35 million and 2.0% of Total Assets.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities that were permitted to be Incurred by clause (b)(1) of Section 4.09 hereof, but only if and to the extent that such Liens may not extend to any assets other than assets constituting Collateral and Liens securing up to $125 million of such Indebtedness may (at the option of the relevant borrower or issuer) rank super senior to the Lien for the benefit of the Holders of Notes on the terms described in the Intercreditor Agreement and the First Priority Intercreditor Agreement, including by allowing the Holders of such Indebtedness to be entitled to receive proceeds of the Collateral to repay such Indebtedness in full before the Holders of the Notes will be entitled to any recovery from such Collateral;

(2) Liens securing Indebtedness between a Restricted Subsidiary of the Issuer and the Issuer or between Restricted Subsidiaries of the Issuer;

(3) Liens on property of a Person existing at the time such Person is acquired, merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer or at the time of sale, lease or other disposition of all or substantially all of the properties of such Person (or a division thereof) to the Issuer or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation or arose thereafter under contractual commitments entered into prior to and not in contemplation of such transaction and do not extend as a result of such transaction to any assets other than those of the Person merged into or consolidated with or the assets of which are sold, leased or otherwise disposed of to the Issuer or the Subsidiary;

(4) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary” in this Section 1.01; provided that such Liens were not Incurred in connection with, or in contemplation of, such designation;

(5) Liens on assets existing at the time of acquisition of the assets by the Issuer or a Restricted Subsidiary, provided that such Liens were not Incurred in connection with, or in contemplation of, such acquisition;

(6) Liens to secure the performance of statutory obligations, surety, judgment or appeal bonds, performance bonds, bids, trade contracts or other obligations of a like nature Incurred in the ordinary course of business;

(7) Liens arising out of conditional sale, retention, consignment or similar arrangements, Incurred in the ordinary course of business, for the sale of goods;

(8) Liens existing on the Issue Date;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (b)(5), (b)(16) and (b)(18) of Section 4.09 hereof and any Permitted Refinancing Indebtedness refinancing such Indebtedness; provided that such Liens encumber (i) only the assets acquired (including Equity Interests) with such Indebtedness, in the case of Indebtedness Incurred under such clause (b)(5) of Section 4.09 hereof, and (ii) only the assets (including Equity Interests) acquired with such Indebtedness or the assets of the Person acquired pursuant to such clause (b)(18) of Section 4.09 hereof;

(10) Liens for taxes, assessments, fees or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens securing Permitted Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien, and provided, further that such Liens remain subject to any priority arrangements and intercreditor agreements governing the Liens securing the Indebtedness being refinanced;

(12) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be Incurred under this Indenture;

(13) Liens on assets of Restricted Subsidiaries to secure letters of credit issued pursuant to clause (b)(15) of Section 4.09 hereof of the definition of Permitted Debt; provided if and to the extent such letters of credit are drawn upon, such drawing is reimbursed no later than the tenth Business Day following a demand for reimbursement following payment on the letter of credit;

(14) bankers’ Liens, rights of set-off and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(15) Liens, not in respect of Indebtedness, arising from Uniform Commercial Code financing statements for informational purposes with respect to leases Incurred in the ordinary course of business and not otherwise prohibited by this Indenture;

(16) Liens securing Indebtedness of the Issuer Incurred (within 180 days of such purchase) to finance the purchase of any assets, to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; provided that such Indebtedness was permitted to be Incurred by the terms of this Indenture and such Liens do not extend to any assets of the Issuer or its Restricted Subsidiaries other than the assets so acquired;

(17) Liens securing the Notes and the Note Guarantees;

(18) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(19) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(20) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(21) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(22) deposits made in the ordinary course of business to secure liability to insurance carriers;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(26) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(27) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(28) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) of Section 6.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

(29) Liens Incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that, taken together with any secured Indebtedness Incurred pursuant to clause (b)(16) of Section 4.09 hereof, do not exceed $40 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums Incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is by its terms subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is by its terms subordinated in right of payment to the Notes on terms at least as favorable in all material respects to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness shall not include (i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer; (ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or (iii) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Primary Equity Offering” means any primary private or public sale of Equity Interests of the Issuer (other than Disqualified Stock) or any primary private or public sale of Equity Interests of any direct or indirect parent company of the Issuer to the extent the net cash proceeds from such sale are contributed to the common equity of the Issuer, in each case, other than (i) to Persons who are Affiliates of the Issuer, (ii) issuances upon exercise of options by employees of the Issuer or any of its Restricted Subsidiaries or (iii) any such public or private sale that constitutes an Excluded Contribution.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable), as interpreted in good faith by either (x) a responsible financial or accounting officer of the Issuer or (y) if the value involved in the transaction, event, occurrence or circumstance giving rise to the need to make the pro forma calculation equals or exceeds $15 million, then the Board of Directors of the Issuer after consultation with the independent certified public accountant of the Issuer, or otherwise a calculation made in good faith by either (x) a responsible financial or accounting officer of the Issuer or (y) if the value involved in the transaction, event, occurrence or circumstance giving rise to the need to make the pro forma calculation equals or exceeds $15 million, then the Board of Directors of the Issuer after consultation with the independent certified public accountant of the Issuer, as the case may be.

“Qualifying IPO” means an Initial Public Offering pursuant to which the net proceeds of such offering are not less than $400 million.

“Qualified Proceeds” means the Fair Market Value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1 (c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the date specified in the applicable Note (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

“Redeemable Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for cash pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock that is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary) or (iii) is or may become redeemable or repurchaseable for cash or in exchange for Indebtedness at the option of the holder thereof, in whole or in part.

“Redemption Date” means the date of redemption of any Notes.

“Registrar” means Citigroup Global Markets Deutschland AG and any successor registrar as well as, unless the context otherwise requires, any co-Registrar.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Relevant Amount” means cash proceeds received by the relevant company issuing shares in connection with an Initial Public Offering, being the lesser of (i) $300 million or (ii) such cash proceeds minus (x) the investment banking fees, attorneys’ fees, underwriting discounts, commissions, costs and other customary out-of-pocket expenses and costs incurred by such relevant company in connection with such issuance and (y) taxes paid or reasonably estimated to be actually payable in connection therewith, provided that in the event that the company to be listed is a Subsidiary of the Issuer that is not a wholly-owned Subsidiary of the Issuer, then each of the amounts in (ii) above shall be adjusted by multiplying such amount by the Issuer’s percentage equity holding (direct or indirect) in such proposed listed company, and provided, further that in the event that there are more than one Initial Public Offerings, then the amount in (i) shall be reduced by the aggregate of each Relevant Amount pertaining to each prior Initial Public Offering.

“Replacement Assets” means (1) non-current assets (including Equity Interests (other than Disqualified Stock) that will be used or useful in a Permitted Business, (2) substantially all of the assets of another Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any properties or assets of the Issuer and/or such Restricted Subsidiary (except for leases between the Issuer and any Restricted Subsidiary, between any Restricted Subsidiary and the Issuer or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person and as to which the Issuer or such Restricted Subsidiary takes back a lease of such properties or assets that would be treated as a capital lease under GAAP.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Second Priority Credit Agreements” means (i) the dollar bridge credit agreement dated as of October 31, 2007 among the Issuer, Finco, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A. as administrative agent, syndication agent, collateral agent and documentation agent, as amended from time to time, (ii) the euro bridge credit agreement dated as of October 31, 2007 among the Issuer, Finco, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A. as administrative agent, syndication agent, collateral agent and documentation agent, as amended from time to time, and (iii) the Second Priority Indenture.

“Second Priority Indenture” means the indenture dated as of January 30, 2009 among the Issuer and The Hongkong and Shanghai Banking Corporation Limited as the trustee thereunder.

“Second Priority Obligations” means Indebtedness owing under the Second Priority Credit Agreements, as more particularly defined in the terms of the existing Intercreditor Agreement.

“Securities Act” means the U.S. Securities and Exchange Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Agent” means Citicorp International Limited, or any of its successors appointed pursuant to the terms of Section 12.04 hereof.

“Security Document” means those mortgages, deeds, pledges, security trusts, assignments or other documents previously entered into or entered into from time to time pursuant to Section 4.22 hereof that create security over the Collateral in favor of the Security Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Senior Indebtedness” means (a) Indebtedness of the Issuer or any Subsidiary Guarantor that is not subordinated to the Notes or the Note Guarantee of such Subsidiary Guarantor, as the case may be, and (b) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, in each case, to the extent permitted to be Incurred under the terms of this Indenture. For the avoidance of doubt, the Second Priority Obligations constitute Senior Indebtedness of the Issuer and the Subsidiary Guarantors.

“Significant Subsidiary” means any Restricted Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Singapore Financial Assistance Obligations” means any obligation or liability of USG under the Finance Documents which would constitute the provision of financial assistance by USG prohibited by Section 76 of the Companies Act, Chapter 50 of Singapore.

“Singapore Whitewash Effective Date” means the date falling immediately after the date on which USG has duly and successfully complied with all the requirements of Section 76 of the Companies Act, Chapter 50, of Singapore in connection with its provision of financial assistance under or in relation to the Finance Documents (including, without limitation, its provision of guarantee and security in respect of the Finance Documents).

“Sponsors” shall mean Affinity Fund III and Affinity Fund III GP (both as defined in the Offering Circular), and Newbridge Asia and TPG Asia Unicorn, L.P. and the TPG GenPar GPs (all as defined in the Offering Circular) and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid (including with respect to sinking fund obligations) in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes or any Note Guarantee, as the case may be, pursuant to a written agreement or by its terms, but shall exclude the Second Priority Obligations.

“Subsidiary” means, with respect to any specified Person at any date:

(1) any corporation, association or other business entity of which ownership interests representing more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee of the corporation, association or other business entity is at the time owned by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means each Original Guarantor and any Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, and each of their respective successors and assigns.

“Total Assets” means, with respect to any specified Person at any date, without duplication, the total consolidated assets of that Person and its Subsidiaries, as determined in accordance with GAAP.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to February 1, 2016; provided, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Citicorp International Limited, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means (i) each existing Subsidiary of the Issuer that the Issuer has designated on the Issue Date in a schedule to this Indenture as an Unrestricted Subsidiary, (ii) each Subsidiary of the Issuer that the Issuer has designated pursuant to Section 4.21 hereof as an Unrestricted Subsidiary, and (iii) any Subsidiary of an Unrestricted Subsidiary.

“UHK” means UTAC Hong Kong Limited, a company incorporated under the laws of Hong Kong.

“USG” means United Test and Assembly Center Ltd., a company incorporated under the laws of Singapore.

“UTAC Cayman” means UTAC Cayman Ltd., a company incorporated under the laws of the Cayman Islands.

“UTC” means UTAC (Taiwan) Corporation, a company incorporated under the laws of Taiwan.

“UTH” means UTAC Thai Holdings Limited, a company incorporated under the laws of Thailand.

“UTL” means UTAC Thai Limited, a company incorporated under the laws of Thailand.

“Voting Stock” of any Person means all classes of the Capital Stock of such Person then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Issuer, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or another Wholly-Owned Subsidiary.

SECTION 1.02. Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	4.10
“Additional Amounts”	4.05
“Additional Guarantee”	4.22
“Additional Intercreditor Agreement”	4.16
“Affiliate Transaction”	4.11
“Applicable Intercreditor Agreements”	12.01
“Asset Sale Offer”	4.10
“Asset Sale Offer Amount”	4.10
“Asset Sale Offer Period”	4.10
“Asset Sale Purchase Date”	4.10
“Authorized Agents”	13.13
“Base Currency”	13.12
“Change of Control Offer”	4.14
“Change of Control Purchase Date”	4.14
“Change of Control Purchase Price”	4.14
“Change of Tax Law”	3.08
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.11
“Definitive Notes”	2.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“General Partner”	1.01
“Global Notes”	2.01
“Intercreditor Agreements”	4.16
“Joint Venture”	1.01
“Judgment Currency”	13.12
“Legal Defeasance”	8.02
“New York Authorized Agent”	13.13
“Note Register”	2.03
“Offer Amount”	3.10
“Offer Period”	3.10
“Pari Passu Indebtedness”	4.10
“Participants”	2.01
“Paying Agent”	2.03
“Payment Default”	6.01
“Payor”	4.05
“Permitted Debt”	4.09
“Permitted Liens”	4.15
“Purchase Date”	3.10
“Regulation S Global Notes”	2.01

Term	Defined in Section

“Regulation S Notes”	2.01
“Regulation S-X”	4.03
“Relevant Jurisdiction”	4.05
“Restricted Payments”	4.07
“Restricted Period”	2.06
“Restricted Securities Legend”	2.06
“Reversion Date”	4.23
“Rule 144A Global Notes”	2.01
“Rule 144A Notes”	2.01
“Second Commitment”	4.10
“Security Agent”	12.01
“Security Interest”	12.02
“Singapore Authorized Agent”	13.13
“Surviving Person”	5.01
“Suspended Covenants”	4.23
“Suspension Date”	4.23
“Suspension Period”	4.23
“Taxes”	4.05
“Transfer Agent”	2.03

SECTION 1.03. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

SECTION 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(f) Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC may provide its proxy to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(g) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Terms

(a) The Notes and the notation relating to the Trustee’s certificate of authentication thereof shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and shall show the date of its authentication.

The terms and provisions contained in the Notes, annexed hereto as Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture.

The Issuer may issue Notes pursuant, and subject to, the terms hereof, including without limitation Section 4.09 hereof.

The Notes shall initially be represented by one or more Regulation S Global Notes or Rule 144A Global Notes (together, the “Global Notes”). Notes offered and sold in their initial distribution in reliance on Regulation S shall be initially issued as one or more global notes, in registered global form without interest coupons and shall be referred to collectively herein as the “Regulation S Global Notes.” The aggregate principal amount of Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Registrar, as hereinafter provided, in connection with a corresponding decrease or increase in the aggregate principal amount of Rule 144A Global Notes or in consequence of the issue of certificated securities (“Definitive Notes”) or additional Regulation S Notes, as hereinafter provided. The Regulation S Global Notes and all other Notes, if any, that are not Rule 144A Global Notes shall collectively be referred to herein as the “Regulation S Notes.”

Notes offered and sold in their initial distribution in reliance on Rule 144A shall be initially issued as one or more global notes in registered, global form without interest coupons and shall be referred to collectively herein as the “Rule 144A Global Notes.” The aggregate principal amount of Rule 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Registrar, as hereinafter provided, in connection with a corresponding decrease or increase in the aggregate principal amount of Regulation S Global Notes or in consequence of the issue of Definitive Notes or additional 144A Global Notes, as hereinafter provided. The Rule 144A Global Notes and all other Notes that are issued in reliance on Rule 144A, if any, shall collectively be referred to herein as the “Rule 144A Notes.”

(b) Payment. Payments of amounts owing in respect of the Global Notes (including principal, premium (if any), interest, or Additional Amounts) shall be made by the Issuer to the Paying Agent. Subject to clause (b) of Section 2.09 hereof, the Paying Agent shall make such payments on the Global Notes to the nominee of DTC, as the sole registered Holder of the Global Notes. Payments of principal due under this Indenture shall be made upon surrender of a Global Note to the Paying Agent for the outstanding principal amount of such Global Note.

All payments made by the Issuer to, or to the order of, the registered Holder of a Global Note shall discharge the liability of the Issuer under such Note to the extent of the sums so paid. The rights of Holders of beneficial interests in a Global Note to receive the payments of interest on such Global Note are subject to Applicable Procedures of the Depositary and DTC.

Payments of principal of, and premium, if any, on each Definitive Note will be made by transfer on the due date (or if that is not a Business Day, the immediately succeeding Business Day) to an account maintained by the payee pursuant to details provided by the Holder or, if requested by the Holder, by check, in each case against presentation and surrender (or, in the case of partial payment only, endorsement) of the relevant Definitive Note at the office of any Paying Agent. Payments of interest in respect of each Definitive Note will be made by transfer on the due date (or if that is not a Business Day, the immediately succeeding Business Day) to an account maintained by the payee (the Holder and account details of which appear on the Note Register at the close of business on the relevant Record Date) or, if requested by the Holder, by check mailed on the relevant due date (or if that is not a

Business Day, the immediately succeeding Business Day) to the Holder (or to the first named of joint Holders) of the Definitive Note appearing on the Note Register at the close of business at the address shown on the Note Register on such Record Date. Payments in respect of principal of, premium, if any, and interest on Definitive Notes are subject in all cases to any tax or other laws and regulations applicable in the place of payment but without prejudice to Clause 8 of the Notes and Section 4.05 hereof. The Paying Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge in connection with any payment transfer instructions received by the Paying Agent.

(c) Global Notes.

The Global Notes initially shall (i) be registered in the name of a nominee of DTC and (ii) be deposited on behalf of the initial Holders of the Notes with the DTC Custodian, as Depositary. The Regulation S Global Notes shall initially be credited within DTC for the accounts of Euroclear and/or Clearstream for the Restricted Period. Thereafter, the Regulation S Notes may be credited to the account of organizations other than Clearstream or Euroclear that are Participants (as defined below) in DTC.

Notwithstanding any other provisions of this Indenture to the contrary, a Global Note may not be transferred as a whole except by the DTC Custodian to a nominee thereof or by a nominee thereof to another nominee thereof or successor thereof or a nominee of such successor.

Members of, or participants and account holders in, the Clearing Agencies (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Clearing Agencies or their respective nominees and custodians, which may be treated by the Issuer, any Subsidiary Guarantor, the Trustee, any Security Agent or any agent of the foregoing as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, any Subsidiary Guarantor, the Trustee, any Security Agent or any agent of the foregoing from giving effect to any written certification, proxy or other authorization furnished by any of the Clearing Agencies or their respective nominees and custodians, or impair, as between a Clearing Agency and its Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

SECTION 2.02. Execution and Authentication.

An authorized director or executive officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an authorized director or executive officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until an authorized signatory of the Trustee manually authenticates the certificate of authentication, substantially in the form provided in Exhibit A hereto, on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Except as otherwise provided herein, the aggregate principal amount of Notes which may be outstanding at any time under this Indenture is not limited in amount. The Trustee shall authenticate such Notes from time to time for issuance to the extent permitted hereunder (including, without limitation, under Section 4.09 hereof), in each case, upon receipt of an Issuer Order in the form of an Officer’s Certificate. The Issuer Order shall specify the aggregate principal amount of Notes to be authenticated, the date on which the Notes are to be authenticated, the issue price and the date from which interest on such Notes shall accrue, whether the Notes are to be issued as Definitive Notes or Global Notes and whether or not the Notes shall bear a specified legend, or such other information as the Trustee may reasonably request.

Upon receipt of an Issuer Order, the Trustee shall authenticate Notes in substitution of Notes originally issued to reflect any name change of the Issuer.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

The Trustee is appointing the Principal Paying Agent and Transfer Agent to act as its initial authenticating agent.

SECTION 2.03. Registrar, Note Register, Paying Agents and Transfer Agents.

The Issuer shall maintain one or more Registrars with offices in New York City and an office or agency where Notes may be presented for transfer or exchange (a “Transfer Agent”). The initial Registrar shall be Citigroup Global Markets Deutschland AG. The initial Transfer Agent shall be Citibank, N.A., London Branch. Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Note Register”) at its specified office in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Notes so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Notes so canceled and the date on which such Note was canceled. Each Transfer Agent shall perform the functions of a Transfer Agent.

The Registrar and the Transfer Agent shall maintain a register reflecting ownership of Definitive Notes outstanding from time to time and shall make payments on and facilitate transfers of Definitive Notes on behalf of the Issuer.

The Issuer shall maintain an office or agency where Notes may be presented for payment (a “Paying Agent”). The initial Paying Agent shall be Citibank N.A., London Branch.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as or appoint a Paying Agent for the Notes.

The Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of such Notes. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or Transfer Agent not a party to this Indenture and execute and deliver to the Trustee an instrument substantially in the form as set forth in Exhibit B hereto. Such agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. Notices and demands to or upon the Issuer or any Subsidiary Guarantor may be served to a Registrar, Paying Agent or Transfer Agent.

SECTION 2.04. Denominations.

The Notes shall be issued without coupons and in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.05. Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06. Transfer and Exchange.

Notwithstanding any provision to the contrary herein, so long as a Note remains outstanding, transfers of beneficial interests in Global Notes or transfers of Definitive Notes, in whole or in part, shall be made only as provided in this Section 2.06 and Section 2.09.

(a) If a Holder of a beneficial interest in a Rule 144A Global Note wishes at any time to exchange its interest in such Rule 144A Global Note for an interest in a Regulation S Global Note or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in such Regulation S Global Note, such Holder may, subject to the rules and procedures of the Clearing Agencies, to the extent applicable, and to the requirements set forth in the following sentence, exchange or cause the exchange or transfer or cause the transfer of such interest for an equivalent beneficial interest in such Regulation S Global Note. Upon receipt by the Transfer Agent, at its offices of (1) written instructions given in accordance with the procedures of the Clearing Agencies, to the extent applicable, from or on behalf of a Holder of a beneficial interest in the Rule 144A Global Note, directing the Transfer Agent to credit or cause to be credited a beneficial interest in such Regulation S Global Note in an amount equal to the beneficial interest in the Rule 144A Global Note to be exchanged or transferred, (2) a written order given in accordance with the procedures of the Clearing Agencies, to the extent applicable, containing information regarding the account to be credited with such increase and the name of such account, and (3) a certificate in the form attached to the Note given by the Holder of such beneficial interest stating that the exchange or transfer of such interest has been made pursuant to and in accordance with Rule 904 of Regulation S of the Securities Act, the Transfer Agent shall promptly deliver appropriate instructions to the DTC Custodian to reduce or reflect on its records a reduction of the Rule 144A Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be so exchanged or transferred from the relevant Participant, and the Transfer Agent shall promptly deliver appropriate instructions to the DTC Custodian, concurrently with such reduction, to increase or reflect on its records an increase of the principal amount of such Regulation S Global Note by the aggregate principal amount of the beneficial interest in such Rule 144A Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions of a beneficial interest in such Regulation S Global Note equal to the reduction in the principal amount of such Rule 144A Global Note.

(b) If a Holder of a beneficial interest in a Regulation S Global Note wishes at any time to exchange its interest in such Regulation S Global Note for an interest in a Rule 144A Global Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in such Rule 144A Global Note, such Holder may, subject to the rules and procedures of the Clearing Agencies, to the extent applicable, and to the requirements set forth in the following sentence, exchange or cause the exchange or transfer or cause the transfer of such interest for an equivalent beneficial interest in such Rule 144A Global Note. Upon receipt by the Transfer Agent, at its offices of (l) instructions given in accordance with the procedures of the Clearing Agencies, to the extent applicable, from or on behalf of a beneficial owner of an interest in such Regulation S Global Note directing the Transfer Agent to credit or cause to be credited a beneficial interest in such Rule 144A Global Note in an amount equal to the beneficial interest in the Regulation S Global Note to be exchanged or transferred, (2) a written order given in accordance with the procedures of the Clearing Agencies, to the extent applicable, containing information regarding the account to be credited with such increase and the name of such account, and (3) prior to or on the 40th day after the original issue date of the Notes (the “Restricted Period”), a certificate in the form attached to the Note given by the Holder of such beneficial interest and stating that the Person transferring such interest in such Regulation S Note reasonably believes that the Person acquiring such interest in such Rule 144A Global Note is a Qualified Institutional Buyer (as defined in Rule 144A) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or any other jurisdiction, the Transfer Agent shall promptly deliver appropriate instructions to the DTC Custodian to reduce or reflect on its records a reduction of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in such Regulation S Global Note to be exchanged or transferred, and the Transfer Agent shall promptly deliver appropriate instructions to the DTC Custodian, concurrently with such reduction, to increase or reflect on its records an increase of the principal amount of such Rule 144A Global Note by the aggregate principal amount of the beneficial interest in such Regulation S Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Note equal to the reduction in the principal amount of such Regulation S Global Note. After the expiration of the Restricted Period, the certification requirement set forth in clause (3) of the second sentence of this Section 2.06(b) will no longer apply to such transfers.

(c) Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note shall, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, shall thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(d) In the event that a Definitive Note is exchanged for a beneficial interest in a Global Note, such Notes may be exchanged or transferred for one another only in accordance with such procedures as are substantially consistent with the provisions of Sections 2.06(a), (b) and (c) above (including the certification requirements intended to ensure that such exchanges or transfers comply with Rule 144, Rule 144A or Regulation S, as the case may be) and as may be from time to time be adopted by the Issuer and the Trustee.

(e) Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Notes may only be exchanged or transferred in accordance with the certification requirements hereof.

(f) Each Note issued hereunder shall, upon issuance, bear the legend set forth herein and such legend shall not be removed from such Note except as provided in the next sentence. The legend required for a Rule 144A Note may be removed from a Rule 144A Note if there is delivered to the Issuer and the Trustee such satisfactory evidence, which may include an opinion of independent counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer and the Trustee, that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such Note will not violate the registration requirements of the U.S. Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the written direction of the Issuer, shall authenticate and deliver in exchange for such Note another Note or Notes having an equal aggregate principal amount that does not bear such legend. If such a legend required for a Rule 144A Note has been removed from a Rule 144A Note as provided above, no other Note issued in exchange for all or any part of such Note shall bear such legend, unless the Issuer has reasonable cause to believe that such other Note is a “restricted security” within the meaning of Rule 144 and instructs the Trustee to cause a legend to appear thereon.

(g) Except as provided in clause (f) of Section 2.06 hereof, the Notes shall bear the following legend (the “Restricted Securities Legend”) on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE (THE “RESALE

RESTRICTION TERMINATION DATE”) THAT IS (X) IN THE CASE OF RULE 144A NOTES, ONE YEAR AFTER THE LATER OF THE ISSUE DATE OF THIS NOTE (OR ANY ADDITIONAL NOTES) AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE OR ANY ADDITIONAL NOTE) OR (Y) IN THE CASE OF REGULATION S NOTES, 40 DAYS AFTER THE DATE OF THIS NOTE, OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER REGULATION S OF THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER OR THE COMPANY ON OR AFTER THE RESALE RESTRICTION TERMINATION DATE.

(h) Each Regulation S Global Note shall bear the additional legend:

PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT TO A PERSON REASONABLY BELIEVED TO BE A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND THE INDENTURE REFERRED TO HEREIN.

(i) Each Definitive Note shall bear the additional legend:

THIS NOTE IS A DEFINITIVE NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(j) Each Global Note shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(k) By its acceptance of any Note bearing the Restricted Securities Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in such Restricted Securities Legend, and agrees that it will transfer such Note only as provided in this Indenture.

(l) Neither the Trustee nor any Paying Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interest in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(m) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.09 or this Section 2.06. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(n) The Issuer shall not be required to make, and the Registrar need not register transfers or exchanges of, Definitive Notes (i) that have been selected for redemption (except, in the case of Definitive Notes to be redeemed in part, the portion thereof not to be redeemed), (ii) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes, (iii) for a period of 15 calendar days prior to the date fixed for selection of Notes to be redeemed in part, (iv) for a period of 15 calendar days prior to the Record Date with respect to any Interest Payment Date or (v) that the Holder of such Notes has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(o) Prior to the due presentation for registration of transfer of any Definitive Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Definitive Note is registered as the absolute owner of such Definitive Note for the purpose of receiving payment of principal, premiums, interest, or Additional Amounts, if any, on such Definitive Note and for all other purposes whatsoever, whether or not such Definitive Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(p) The Issuer, the Trustee, the Paying Agent and the Registrar may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.06.

(q) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.07. Replacement Notes.

If a mutilated certificated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee, upon written instruction from the Issuer, shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Issuer. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agents, the Registrar and any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note, including reasonable fees and expenses of counsel.

Every replacement Note shall be an additional obligation of the Issuer.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of mutilated, destroyed, lost, stolen or wrongfully taken Notes.

SECTION 2.08. Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser; provided that a mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premiums, interest and Additional Amounts payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

SECTION 2.09. Definitive Notes.

(a) Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes in accordance with the rules and procedures of the Clearing Agencies and this Section 2.09. In the event that a Global Note is exchanged for a Definitive Note in registered form without interest coupons, or a Definitive Note in registered form without interest coupons is exchanged for another such Definitive Note in a registered form without interest coupons, such Notes may be exchanged or transferred for one another only in accordance with such procedures as are substantially consistent with the provisions of clauses (a), (b) and (c) of Section 2.06 hereof (including the certification requirements intended to ensure that such exchanges or transfers comply with Rule 144, Rule 144A or Regulation S, as the case may be) and as may be from time to time be adopted by the Issuer and the Trustee.

Global Notes shall be exchanged by the Issuer (with authentication by the Trustee) in the manner set out in Section 2.02 for one or more Definitive Notes:

(i) if DTC notifies the Issuer that it is unwilling or unable to continue to act and a successor is not appointed by us within 90 days;

(ii) if DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

(iii) the Issuer, at its option, notifies [Citicorp International Limited] that it elects to cause the issuance of certificated Notes;

(iv) in whole, but not in part, if the Issuer or any Clearing Agency so request following an Event of Default; or

(v) if a Holder of an interest therein requests such exchange in writing delivered through a Clearing Agency or the Issuer following an Event of Default.

(b) In the case of Sections 2.09(a)(i), 2.09(a)(ii) or 2.09(a)(iii) above, the Registrar shall issue Definitive Notes issued in the denominations set out in Section 2.04 and registered in the name or names requested by or on behalf of a Clearing Agency (in accordance with their respective customary procedures and based upon directions received from Participants reflecting the beneficial ownership of the Notes), and such Definitive Notes shall bear the restrictive legend referred to in Section 2.06(h) if required by this Indenture or applicable law.

(c) Any Global Note that is transferable to the beneficial owners thereof in the form of Definitive Notes pursuant to Section 2.09(a) shall be surrendered by the DTC Custodian to the Trustee, to be so transferred, in whole or from time to time in part, without charge. Upon such transfer of each portion of such Global Note, the Trustee shall authenticate and deliver to each beneficial owner in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.09 shall be executed, authenticated and delivered in denominations set forth in Section 2.04. Whenever a part of a Global Note is exchanged for one or more Definitive Notes, the Trustee shall cause an adjustment to be made to Schedule A of such Global Note such that the principal amount of such Global Note will be equal to the portion of such Global Note not exchanged and shall thereafter return such Global Note to DTC. In connection with the transfer of Global Notes as an entirety to beneficial owners, the Global Notes shall be deemed to be surrendered to the Trustee for cancellation.

Payment of principal, any repurchase price, premium (if any), interest, and Additional Amounts on Definitive Notes will be payable, and the transfer of Definitive Notes shall be registrable pursuant to Section 2.09(b) at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03 hereof and no service charge will be made for any issuance of the Definitive Notes, although the Issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

(d) In the event of the occurrence of any of the events specified in Section 2.09(a) hereof, the Issuer and Registrar will promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

(e) Definitive Notes shall be transferable only upon the surrender of a Definitive Note for registration of transfer. When a Definitive Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements for such transfers are met. When Definitive Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Definitive Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Definitive Notes at the Registrar’s request.

(f) If and for so long as the notes are listed on the Singapore Exchange Securities Trading Limited, and the rules so require, in the event that a global note is exchanged for certificates in definitive form, the Issuer will appoint and maintain a paying agent in Singapore where the notes may be presented or surrendered for payment or redemption.

SECTION 2.10. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar, Transfer Agents and the Paying Agents shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar, Transfer Agents or the Paying Agent, and no one else shall cancel and, at the written direction of the Issuer, dispose of all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such disposition to the Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of indebtedness represented by such Notes unless and until the same are delivered to the Trustee for cancellation.

SECTION 2.11. Defaulted Interest.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (i) or (ii) below:

(i) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit with the Paying Agent prior to 10:00 a.m. New York City time on the Business Day prior to date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder of Notes as such Holder’s address appears in the Note Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (ii) below.

(ii) The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.12. Record Date.

The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04 and 6.05 hereof. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent and the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 hereof prior to such solicitation.

SECTION 2.13. Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14. Temporary Definitive Notes.

Until permanent Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Definitive Notes upon receipt of an Issuer Order pursuant to Section 2.02 hereof. The Issuer Order shall specify the amount of temporary Definitive Notes to be authenticated and the date on which the temporary Definitive Notes are to be authenticated. Temporary Definitive Notes shall be substantially in the form of permanent Definitive Notes but shall have variations that the Issuer considers appropriate for temporary Definitive Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate on receipt of an Issuer Order pursuant to Section 2.02 hereof permanent Definitive Notes in exchange for temporary Definitive Notes.

SECTION 2.15. CUSIP, ISIN or Common Code Numbers.

The Issuer in issuing the Notes may use CUSIP, ISIN or Common Code numbers (if then generally in use), and, if so, the Trustee shall use such numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or Common Code numbers.

ARTICLE III

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 or 3.08 hereof, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 hereof but not more than 60 days before a Redemption Date, an Officer’s Certificate of the Issuer setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

SECTION 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if such Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem fair and appropriate in accordance with the rules and regulations of the applicable clearing agency. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. The Notes and portions thereof selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of less than $200,000 can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption.

Subject to Section 3.10 hereof, the Issuer shall mail or cause to be mailed by first-class mail notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Except pursuant to a notice of redemption delivered in accordance with a redemption pursuant to Section 3.07(a) hereof, notices of redemption may not be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i) if in connection with a redemption pursuant to Section 3.07(a) hereof, any condition to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least 2 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate of the Issuer requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price (except as provided for in Section 3.07(a) hereof). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05. Deposit of Redemption Price.

(a) Prior to 10:00 a.m. (New York City time) on the Business Day prior to the Redemption Date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the applicable Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate of the Issuer is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

(a) Except as set forth in this Section 3.07 and in Section 3.08 hereof, the Notes will not be redeemable at the option of the Issuer prior to February 1, 2016. On and after February 1, 2016, the Issuer may redeem all or any portion of the Notes, at once or over time, upon giving notice in accordance with Section 3.03 hereof (which notice shall also be published or delivered in a manner as required by the applicable rules of any internationally recognized stock exchange on which the Notes are then listed). The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the Redemption Date and Additional Amounts, if any (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12-month period commencing on February 1 of each of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption price

2016	105.0%

2017	102.5%

2018 and thereafter	100.0%

(b) Without prejudice to Section 3.07(c) below, at any time and from time to time, prior to February 1, 2016, the Issuer may, upon not less than 30 nor more than 60 days’ prior notice, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Primary Equity Offerings at a redemption price equal to 110.0% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts thereon, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 90 days of such Primary Equity Offering. Notice of any redemption upon any Primary Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Primary Equity Offering.

(c) At any time and from time to time prior to February 1, 2016, the Issuer may redeem all or a part of the Notes, upon giving not less than 30 nor more than 60 days’ notice as provided in Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

SECTION 3.08. Optional Tax Redemption.

(a) The Notes may be redeemed, at the option of the Issuer, as a whole but not in part, at any time, upon giving not less than 30 nor more than 60 days’ notice as provided in Section 3.03 hereof (which notice shall also be published or delivered in a manner as required by the applicable rules of any international recognized stock exchange on which the Notes are then listed to Holders of the Notes (which notice will be irrevocable)), at a price equal to 100% of the principal amount thereof plus accrued interest (if any) to the Redemption Date, and Additional Amounts, if any, then due and which will become due on the Redemption Date if the Issuer determines and certifies to the Trustee (as described in clause (i) of the next paragraph) immediately prior to the giving of such notice that as a result of (1) any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction (as defined in clause (a) of Section 4.05 hereof) affecting taxation, or (2) any amendment to or change in any official position regarding the interpretation or application of such laws or treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of (1) and (2) a “Change of Tax Law”), the Issuer or a Subsidiary Guarantor (as the case may be) has become or on the next Interest Payment Date would become obligated, for reasons outside its control and after taking reasonable measures available to it to avoid such obligation, to pay Additional Amounts in respect of any Note pursuant to the terms and conditions thereof); provided that the Issuer or a Subsidiary Guarantor (as the case may be) shall not be required to change the jurisdiction of its organization to avoid any such obligation. The Change of Tax Law must become effective on or after the date of the Offering Circular (or, if the applicable Relevant Jurisdiction became a Relevant Jurisdiction on a date after the date of the Offering Circular, such later date). Notwithstanding the foregoing, no such notice of redemption may be given:

(i) earlier than 60 days prior to the earliest date on which the Issuer or a Subsidiary Guarantor (as the case may be) would but for such redemption be obligated to pay such Additional Amounts; and

(ii) unless at the time such notice is given, the Issuer’s or a Subsidiary Guarantor’s (as the case may be) obligation to pay such Additional Amounts, remains in effect.

(b) Prior to the publication and mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee:

(i) an Officer’s Certificate stating that such change, amendment, application or interpretation has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or such Subsidiary Guarantor (as the case may be), taking reasonable measures available to it; and

(ii) an Opinion of Counsel or tax consultant, in either case, of recognized standing with respect to tax matters of the Relevant Jurisdiction, stating that the requirement to pay such Additional Amounts results from such a change, amendment, application or interpretation.

(c) The Trustee shall accept such Officer’s Certificate and Opinion of Counsel or opinion of such tax consultant as conclusive evidence of the satisfaction of the conditions precedent described in Section 3.08(b) hereof, and shall not be obligated to verify the accuracy or content thereof, in which event it shall be conclusive and binding on the Holders.

(d) Any Notes that are redeemed pursuant to this Section 3.08 will be cancelled.

SECTION 3.09. Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.10. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Within 10 Business Days after the Issuer is obligated to make an Asset Sale Offer, the Issuer shall send, by first-class mail, postage prepaid, a written notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $1,000 or whole multiples of $1,000 in excess thereof, provided that no Notes of less than $200,000 can be purchased pursuant to an Asset Sale Offer in part, except that if all of the Notes of such Holder are to be purchased pursuant to an Asset Sale Offer, the entire outstanding amount of such Notes held by such Holder shall be purchased;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Issuer shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000 or whole multiples of $1,000 in excess thereof are purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.10, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, provided that such Notes be in minimum denominations of $200,000, and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly, but in any case not later than five Business Days after termination of the Offer Period, mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate of the Issuer is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased, provided that each such new Note will be in a minimum principal amount of $200,000. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to 10:00 a.m. (New York City time) on the Business Day prior to the Purchase Date, the Issuer shall deposit with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.10 or Section 4.10 hereof, any purchase pursuant to this Section 3.10 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuer shall promptly pay the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds, in accordance with this Indenture, money sufficient to pay all principal and interest then due.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes. It shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.03. Reports and Other Information.

(a) For so long as any Notes are outstanding, the Issuer shall provide the following reports to the Trustee (who, at the Issuer’s expense will furnish by mail to the Holders of the Notes) and post such reports (as well as the details regarding the conference call described in Section 4.03(b) below) on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any prospective investor, securities analyst or market maker.

(1) within 110 days after the end of the Issuer’s fiscal year, annual reports containing, to the extent applicable, a level of detail that is comparable in all material respects to the Offering Circular (with appropriate revisions, as reasonably determined by the Issuer, to reflect changes in segment reporting), the following information: (i) audited consolidated balance sheets of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the three most recent fiscal years, including complete footnotes to such financial statements and the report of an internationally-recognized form of independent auditors on the financial statements; (ii) pro forma income statement and balance sheet information of the Issuer, which need not comply with Article 11 of Regulation S-X under the Exchange Act (“Regulation S-X”), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year unless pro forma information has been provided in a previous report pursuant to clause (a)(2)(ii) or (a)(2)(iii) of this Section 4.03 (and provided that in the case of an acquisition, disposition or recapitalization that has occurred less than 75 calendar days prior to the date such report is to be provided, the details of such acquisition, disposition or recapitalization shall be included in the report for the next fiscal quarter); (iii) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Issuer, and a discussion of material commitments and contingencies and critical accounting policies; (iv) a description of the business, management and shareholders of the Issuer, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; (v) a description of material risk factors and material recent developments; (vi) earnings before interest, taxes, depreciation and amortization; (vii) capital expenditures; (viii) depreciation and amortization; and (ix) operating profit (loss) in GAAP; provided that any item of disclosure that complies in all material respects with the requirements that would be applicable under Form 20-F under the Exchange Act with respect to such items shall be deemed to satisfy the Issuer’s obligations under this clause (1) with respect to such item;

(2) within 45 days following the end of the first three fiscal quarters in each fiscal year of the Issuer, all quarterly financial statements of the Issuer containing the following information: (i) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter and year-to-date periods ending on the unaudited condensed balance sheet date, and the comparable prior year period, together with condensed footnote disclosure; (ii) pro forma income statement and balance sheet information of the Issuer (which need not comply with Article 11 of Regulation S-X), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year unless pro forma information has been provided in a previous report pursuant to clause (a)(2)(i) or (a)(2)(iii) of this Section 4.03 (and provided that in the case of an acquisition, disposition or recapitalization that has occurred less than 75 calendar days prior to the date such report is to be provided, details of such acquisition, disposition or recapitalization shall be included in the report for the next fiscal quarter or the current fiscal year, whichever occurs first); (iii) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Issuer, and a discussion of material commitments and contingencies and critical accounting policies; and (iv) material recent development and any material changes to the risk factors disclosed in the most recent annual report; provided that any item of disclosure that complies in all material respects with the requirements that would be applicable under Form 10-Q under the Exchange Act with respect to such item shall be deemed to satisfy the Issuer’s obligations under this clause (2) with respect to such item; and

(3) promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and its Restricted Subsidiaries, taken as a whole, or any senior executive office changes at the Issuer or change in auditors of the Issuer or any other material event that the Issuer or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

(b) Subject to compliance with applicable laws and regulations, the Issuer shall hold a conference call, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required by clauses (a)(1) and (a)(2) of this Section 4.03 to the Trustee and the Holders of the Notes, to discuss such information and results of operations for the relevant reporting period. The Issuer shall provide no less than three Business Days’ prior notice of any such conference call.

(c) If Subsidiaries designated by the Issuer as Unrestricted Subsidiaries in the aggregate comprise a Significant Subsidiary at the time of the delivery of the quarterly or annual financial information required by clause (a) of this Section 4.03, then the quarterly and annual financial information required by clause (a) of this Section 4.03 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the operating and financial review of the audited or unaudited financial statements, as applicable, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(d) The financial statements delivered by the Issuer pursuant to clauses (a)(1) and (a)(2) of this Section 4.03 shall include the following information: (i) total sales of the non-guarantor Restricted Subsidiaries for the relevant periods, expressed as a dollar amount and as a percentage of the consolidated total sales of the Issuer, (ii) total assets of the non-guarantor Restricted Subsidiaries for the relevant periods, expressed as a dollar amount and as a percentage of the consolidated total assets of the Issuer, and (iii) total indebtedness of the non-guarantor Restricted Subsidiaries as of the applicable balance sheet dates, expressed as a dollar amount and as a percentage of the total consolidated indebtedness of the Issuer (in each case before taking into account transactions and balances between the non-guarantor Restricted Subsidiaries, the Subsidiary Guarantors and the Issuer).

(e) All the financial statements and pro forma financial information shall be prepared in accordance with GAAP on a consistent basis for the periods presented. Except as provided in this Section 4.03, no report need include separate financial statement or information for the Issuer or Subsidiaries of the Issuer or any disclosure with respect to the results of operation or any other financial or statistical disclosure not of a type included in the Offering Circular.

(f) For purposes of this Section 4.03, an acquisition or disposition shall be deemed “material” if the business acquired or disposed of would constitute a “significant subsidiary,” as provided in Rule 1-02(w) of Regulation S-X.

(g) In the event that the Issuer becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, the Issuer shall, for so long as it continues to file the reports required by Section 13(a) or 15(d) of the Exchange Act with the SEC, make available to the Trustee the annual reports, information, documents and other reports that the Issuer is required to file with the SEC pursuant to such Section 13(a) or 15(d) of the Exchange Act.

(h) So long as any of the Notes remain “restricted securities” within the meaning of Rule 501 under the Securities Act and during any period during which the Issuer is not subject to Section 13(a) or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Issuer shall make available to any prospective purchaser of the Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 110 days after the end of each fiscal year ending after the date of this Indenture, an Officer’s Certificate stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer of the Issuer with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than five (5) Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

SECTION 4.05. Taxes.

(a) All payment with respect to the Notes or under the Note Guarantees shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, levies, imposts, fees, duties, assessments or governmental charges of whatever nature (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed, levied, collected, withheld or assessed by any jurisdiction in which the Issuer or the applicable Subsidiary Guarantor, and, in each case, any successor thereof (each, a “Payor”) is organized, is considered resident for tax purposes, or from or through which payments are made on the Notes by or on behalf of such Payor (or, in each case, any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any withholding or deduction is so required, such Payor shall pay such additional amounts (“Additional Amounts”) as will result in receipt by each Holder of such amount (after taking into account any deduction or withholding from such Additional Amounts) as would have been received by such Holder had no such withholding or deduction been required.

(b) Notwithstanding the foregoing, no Payor shall be required to pay Additional Amounts to a Holder of Notes in respect of or on account of:

(1) any Taxes that would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner of such Note (or, if the Holder or beneficial owner is an estate, nominee, trust, partnership or corporation, between a fiduciary, settler, beneficiary, partner, member or shareholder of, or possessor of power over, the Holder or beneficial owner) and the Relevant Jurisdiction (including, without limitation, being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, a Taxing Jurisdiction) other than a connection resulting merely from the ownership or holding of such Note, the receipt of payments with respect to such Note or the enforcement of rights thereunder;

(2) any Taxes that would not have been imposed but for the presentation of a Note for payment (where such presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

(3) any estate, inheritance, gift, value added, sales, use, excise, transfer, personal property or similar taxes, duties, assessments or other governmental charges with respect to the Notes;

(4) any Taxes that would not have been so withheld or deducted but for the failure by the Holder or such beneficial owner of the Note to comply with any written request made to that Holder or such beneficial owner in writing at least 30 days before any such withholding or deduction would be payable, by the Issuer or any Subsidiary Guarantor or any other Person through whom payment may be made to (i) make a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (ii) comply, to the extent legally able to do so, with any certification, identification, information, documentation or other reporting requirement concerning its nationality, residence, identity or connection with the Relevant Jurisdiction, which, in each case, is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Jurisdiction as a precondition to exemption from all or part of such Taxes;

(5) in respect of any payment to a Holder of a Note that is a fiduciary, limited liability company or partnership or any person other than the sole beneficial owner of such payment or Note, any Taxes to the extent that a member or partner of such limited liability company or partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settler, partner, member or beneficial owner been the actual Holder of such Note;

(6) any withholding or deduction in respect of any Taxes is imposed on a payment to an individual that is required to be made pursuant to the European Union Directive 2003/48/EC of June 3, 2003 or any other Directive implementing the conclusions of the European Council of Economic and Finance Ministers (ECOFIN) meeting on 26-27 November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, these Directives;

(7) any Taxes payable otherwise than by deduction or withholding;

(8) any Taxes that would not have been imposed but for the presentation of such Note (in cases in which presentation is required) for payment in a Relevant Jurisdiction, unless such note could not have been presented for payment elsewhere;

(9) any Taxes imposed or required to be withheld under Sections 1471 to 1474 (or any successor provisions or amendments thereof) of the United States Internal Revenue Code of 1986, as amended, including any regulations or other official guidance thereunder, or any law implementing an intergovernmental approach to such Sections; or

(10) any combination of (1) through (9) above.

(c) If any taxes are required to be deducted or withheld from payments on the Notes or under the Note Guarantees, the Payor shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Jurisdiction in accordance with applicable law. The Payor shall use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Jurisdiction imposing such Taxes and shall within a reasonable time provide a certified copy of such receipt to the Trustee (or to a Holder upon written request) (or if such receipt is not available using reasonable efforts, any other evidence of payment reasonably acceptable to the Trustee). The Payor shall attach to each certified copy (or other documentation) a certificate stating (x) that the amount of such Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes.

(d) At least 30 days prior to each date on which any payment under or with respect to the Notes or under the Note Guarantees is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor shall be obligated to pay Additional Amounts with respect to such payment, the Payor shall deliver to the relevant paying agent and the Trustee an Officer’s Certificate stating the fact that such Additional Amounts shall be payable, the amounts so payable and will set forth such other information necessary to enable the relevant paying agent to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officer’s Certificate addressing such matters.

(e) Any reference in this Indenture or in the Notes to principal, premium, interest, redemption prices or purchase prices in connection with a redemption or purchase of the Notes, or any other amount payable on or with respect to any of the Notes shall be deemed also to refer to any Additional Amounts which may be payable.

(f) The Issuer shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charge or similar levies that arise in any Relevant Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, this Indenture or any other document or instrument in relation thereto (other than a transfer of the Notes) and the Issuer and each Subsidiary Guarantor shall agree to indemnify the Holders for any such Taxes paid by such Holders, provided that where such agreement to indemnify constitutes a Singapore Financial Assistance Obligation, it shall be subject to the occurrence of the Singapore Whitewash Effective Date.

(g) The obligations set forth in this Section 4.05 shall survive any termination, defeasance or discharge of this Indenture or any Note Guarantee and shall apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

SECTION 4.06. Stay, Extension and Usury Laws.

The Issuer and each of the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any other payment or distribution on or in respect of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries), or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends, payments or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis));

(II) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer (other than from the Issuer or another Restricted Subsidiary);

(III) make any payment on, or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Obligation (other than (A) any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries, and (B) the payment, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Obligation in anticipation of satisfying a sinking fund obligation, principal installment or payment of principal or interest at the Stated Maturity thereof, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or

(IV) make any Restricted Investment,

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof;

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in clause (a) of Section 4.09 hereof;

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of this Indenture (including Restricted Payments permitted by clauses (1), (5), (7), (9) and (13) of Section 4.07(b) hereof but excluding all other Restricted Payments permitted by Section 4.07(b) hereof, is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after the date of this Indenture to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and of the Fair Market Value of marketable securities or other property received by the Issuer since the date of this Indenture to the date the Restricted Payment occurs (A) as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock or Designated Preferred Stock), or (B) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) less the amount of any cash, or the Fair Market Value of any property, distributed by the Issuer upon such conversion or exchange (other than net cash proceeds received from the issue or sale of such Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees), in each case, other than Excluded Contributions; plus

(C) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of the sale or other disposition of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date, provided that the Net Proceeds for any such Restricted Investment (if any) are applied in compliance with Section 4.10 hereof (to the extent the covenant is applicable); plus

(D) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of the sale of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary after the Issue Date (other than to the Issuer or a Restricted Subsidiary); plus

(E) in the event that any Unrestricted Subsidiary of the Issuer is redesignated as a Restricted Subsidiary after the date of this Indenture, the amount of Investments previously made by the Issuer or a Restricted Subsidiary in such Unrestricted Subsidiary as of the date of such redesignation.

(b) The preceding provisions shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture, provided that the dividends shall be included in the calculation of the amount of Restricted Payments under clause (a) of Section 4.07 hereof;

(2) the redemption, repurchase, retirement, defeasance or other acquisition or retirement of any Subordinated Obligation of the Issuer or any Subsidiary Guarantor or of any Equity Interests of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (a)(3)(B) of this Section 4.07;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Obligations of the Issuer or any Subsidiary Guarantor with the net cash proceeds from an Incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests (other than Disqualified Stock) of the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer from former, present or future employees, consultants or directors of the Issuer or any of its Restricted Subsidiaries or their authorized representatives pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $25 million in any calendar year);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation upon a Change of Control or an Asset Sale to the extent required by this Indenture or other agreement pursuant to which such Subordinated Obligation was issued, but only if the Issuer (a) in the case of a Change of Control, has made an offer to repurchase the Notes as described under Section 4.14 hereof to the extent required by Section 4.14 to do so, or (b) in the case of an Asset Sale, has applied the Net Proceeds from such Asset Sale in accordance with the provisions described under Section 4.10 hereof to the extent applicable;

(8) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $35 million and 2.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) the declaration and payment of dividends on the Issuer’s Common Stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s Common Stock), following the first public offering of the Issuer’s Common Stock or the Common Stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering (other than an issuance or sale constituting an Excluded Contribution);

(10) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(E) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) Restricted Payments that are made with Excluded Contributions;

(13) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date, provided, that (i) the amount of dividend payable shall not exceed cash contributed to the Issuer from the sale of the Designated Preferred Stock and (ii) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Consolidated Interest Expense Coverage Ratio for the Issuer and its Restricted Subsidiaries would have been at least 2.0 to 1.0; and

(14) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed $25 million;

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under the foregoing clauses of this paragraph (except for clauses (1) and (8)), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Board of Directors’ determination, with respect to the Fair Market Value of any assets or securities that are required to be valued by this covenant, must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $100 million. Not later than ten Business Days following a request from the Trustee, the Issuer shall deliver to the Trustee an officers’ certificate stating that each Restricted Payment made in the six months preceding the date of request is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (a) on its Capital Stock or (b) with respect to any other interest or participation in, or measured by, its profits;

(2) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(3) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(4) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements in place on the date of this Indenture;

(2) Credit Facilities pursuant to which Indebtedness permitted to be Incurred by clause (b)(1) of Section 4.09 hereof is Incurred, provided that the encumbrances or restrictions contained in any Credit Facilities, taken as a whole, are not materially more restrictive than encumbrances or restrictions customarily contained in credit facilities of Persons with a credit rating similar to that of the Issuer; and provided further that the Board of Directors of the Issuer determined in good faith that such restrictions do not materially and adversely affect the Issuer’s ability to make payments of principal of and interest on the Notes;

(3) the Second Priority Obligations;

(4) this Indenture, the Notes and the Note Guarantees;

(5) any applicable law, rule, regulation or order;

(6) any agreement or instrument governing Indebtedness or Capital Stock of a Person or any of its Subsidiaries as in effect at the time such Person becomes a Subsidiary of the Issuer or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such Person becoming a Subsidiary or such acquisition, merger or consolidation), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired or, in the case of assumed Indebtedness, to any property or assets other than those acquired from such Person, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments in effect on the date of acquisition;

(7) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

(8) purchase money obligations for property acquired in the ordinary course of business that impose on such property restrictions of the nature described in clause (a)(4) of this Section 4.08;

(9) any restriction imposed under an agreement for the sale or other disposition of assets or Equity Interests permitted under this Indenture pending completion of such sale or other disposition;

(10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(11) Liens securing Indebtedness (or the documentation relating to the Indebtedness so secured) otherwise permitted to be Incurred under Section 4.12 hereof or Section 4.15 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) customary provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements; and

(13) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt), and the Issuer will not issue any

Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Preferred Stock, if the Consolidated Interest Expense Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred or the Disqualified Stock and Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Clause (a) of this Section 4.09 shall not prohibit the Incurrence of any of the following items of Indebtedness or Disqualified Stock, as applicable (collectively, “Permitted Debt”):

(1) the Incurrence by the Issuer or any of the Subsidiary Guarantors of Indebtedness under Credit Facilities (including the New Senior Revolving Credit Facility) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the obligations in respect thereof), not to exceed (a) $125 million prior to a Qualifying IPO and (b) $200 million following a Qualifying IPO;

(2) the Incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture;

(3) the Incurrence by the Issuer and the Subsidiary Guarantors of the Second Priority Obligations;

(4) the Incurrence by the Issuer and its Restricted Subsidiaries of the Indebtedness outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2), (3) and (7) of this clause (b));

(5) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Issuer or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (5), not to exceed, at any time outstanding, 1.5% of Total Assets; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(6) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under clause (a) of this Section 4.09 or clauses (2), (3), (4), (6) or (18) of this clause (b);

(7) the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness, any such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (7);

(8) the issuance of shares of Preferred Stock by a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which, in either case, results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock that was not permitted by this clause (8);

(9) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations not for speculative purposes;

(10) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 4.09;

(11) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuer as accrued;

(12) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bank guarantees, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations (and letters of credit in respect thereof) in the ordinary course of business;

(13) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations of the Issuer or any of its Restricted Subsidiaries Incurred in connection with the disposition of any business, assets or Subsidiary of the Issuer; provided that such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary and that the maximum liability in respect of all such Indebtedness shall not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary in connection with such disposition;

(14) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its Incurrence;

(15) the Incurrence by any Restricted Subsidiary of Indebtedness represented by letters of credit entered into in the ordinary course of business to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following such drawing or Incurrence;

(16) the Incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) which, when taken together with all other Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the date of such Incurrence and Incurred pursuant to this clause (16), does not exceed $50 million; provided that the aggregate principal amount of Indebtedness that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $25 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (16) by the Issuer or any Subsidiary Guarantor shall cease to be deemed Incurred or outstanding for purposes of this clause (16) but shall be deemed Incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Subsidiary Guarantor could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock under clause (a) of this Section 4.09 without reliance on this clause (16));

(17) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied pursuant to clause (a)(3)(B) of Section 4.07 hereof to make Restricted Payments or to make other Investments, payments or exchanges pursuant to clause (b) of Section 4.07 hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) set forth in Section 1.01 hereof;

(18) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Subsidiary Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Subsidiary Guarantor or merged into the Issuer or a Subsidiary Guarantor in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, either:

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in clause (a) of this Section 4.09, or

(b) the Consolidated Interest Expense Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such acquisition or merger, in each case on a pro forma basis taking into account such designation;

(19) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (b)(5) of Section 4.07 hereof; and

(20) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

(c) For purposes of determining compliance with this Section 4.09:

(i) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness Incurred in compliance with this covenant shall be disregarded;

(ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) and (b) of this Section 4.09, the

Issuer, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding under the New Senior Revolving Credit Facility will be treated as incurred under clause (b)(1) of this Section 4.09 and not clause (a) or clause (b)(3) of this Section 4.09;

(iii) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e) No Restricted Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Issuer. In addition, the Issuer will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.10. Asset Sales.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this Section 4.10, each of the following forms of consideration will be deemed to be cash:

(A) any liabilities, as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet, of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 90 days after receipt;

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(D) Cash Equivalents.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or any Restricted Subsidiary may apply those Net Proceeds:

(1) to repay Senior Indebtedness of the Issuer or Indebtedness of a Subsidiary Guarantor (other than Subordinated Obligations of such Subsidiary Guarantor) (in each case, other than Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer); provided, however, that in connection with any such repayment of Indebtedness pursuant to this clause (1), the Issuer or such Subsidiary Guarantor will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so repaid;

(2) to repay any other Indebtedness of any non-guarantor Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer); provided, however, that in connection with any repayment of Indebtedness pursuant to this clause (2), the non-guarantor Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so repaid;

(3) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under this Indenture);

(4) to make a capital expenditure in any property, plant or equipment to be used by the Issuer or a Restricted Subsidiary in a Permitted Business with respect to assets used or useful in a Permitted Business;

(5) to make an investment in properties or assets that replace the properties and assets that were the subject of the Asset Sale;

(6) to acquire other long-term assets that are used or useful in a Permitted Business; or

(7) in any combination of applications and investments specified in clauses (1) through (6) above;

provided that in the case of clauses (3) through (6) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the Issuer and any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (7) above will, at the end of the period specified for application or reinvestment, constitute “Excess Proceeds.” When the aggregate amount of

Excess Proceeds exceeds $10 million, the Issuer will, within 10 Business Days, make an offer (“Asset Sale Offer”) to all Holders of Notes, and, at the Issuer’s option, to all holders of other Indebtedness that is pari passu with the Notes, including the Second Priority Obligations (“Pari Passu Indebtedness”), to purchase on a pro rata basis the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness being repurchased plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other Pari Passu Indebtedness to be purchased will be selected on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such failure to otherwise comply with the Asset Sale provisions.

SECTION 4.11. Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10 million unless:

(1) such Affiliate Transaction is on terms that are, when taken as a whole, no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with an unrelated Person, and

(2) the Issuer delivers to the Trustee:

(i) with respect to any Affiliate Transaction or series of related Affiliate Transactions which involve aggregate consideration in excess of $10 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions which involve aggregate consideration in excess of $25 million, in addition to the board resolution required in clause (a)(2)(i) of this Section 4.11, a written opinion as to the fairness to the Issuer of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of internationally recognized standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Issuer and/or its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction), provided that such transactions are not otherwise prohibited by this Indenture;

(2) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (or is otherwise reasonable as determined in good faith by the Issuer’s Board of Directors) with any officer, employee, consultant or director and reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(3) issuances or sales of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any director, manager, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Issuer, any of its direct or indirect parent companies or any of its Subsidiaries;

(4) any agreement of the Issuer or any Affiliate as in effect as of the date of this Indenture and disclosed in the Offering Circular, or any amendment thereto or any replacement agreement, or any transaction pursuant to or contemplated by any such agreement, amendment or replacement, so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement as in effect on the date of this Indenture;

(5) with respect to the requirements of clause (a)(2) of this Section 4.11 only, transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(6) payments by the Issuer or any of its Restricted Subsidiaries to any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Issuer in good faith, provided that payments under this clause (6) shall not exceed $2.5 million per year;

(7) payments or loans (or cancellation of loans) to employees or consultants of the Issuer or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are (i) approved by a majority of the Board of Directors of the Issuer in good faith and (ii) otherwise permitted under Section 4.07 hereof;

(8) investments by any of the Sponsors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(9) loans from UTAC Holdings Ltd. (or another direct or indirect parent of the Issuer) to the Issuer; provided that such loans are Subordinated Obligations of the Issuer and such loans are used to refinance Senior Indebtedness of the Issuer; and

(10) Restricted Payments (Including Permitted Investments) that are permitted under Section 4.07 hereof.

SECTION 4.12. Liens.

The Issuer will not, and will not permit any of its Subsidiary Guarantors to, directly or indirectly create, Incur, assume or suffer to exist any Lien securing Indebtedness or Attributable Debt (other than Permitted Liens) (i) on the Collateral or (ii) on any other asset or property of the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless, solely with respect to property or assets referred to in this clause (ii), the Notes (or the related Note Guarantee in the case of Liens of a Subsidiary Guarantor) are equally and ratably secured with (or, in the event the Lien is related to Subordinated Obligations or Second Priority Obligations, are secured on a senior basis to or in priority to (as the case may be)) the obligations so secured for as long as such obligations are so secured.

SECTION 4.13. Company Existence.

Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuer), if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

SECTION 4.14. Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes, in a minimum principal amount of $200,000, pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the purchase date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in denominations of $1,000 or whole multiples of $1,000 in excess thereof, provided that no Notes of less than $200,000 shall be repurchased in part, except that if all of the Notes of such Holder are to be repurchased, the entire outstanding amount of such Notes held by such Holder shall be repurchased.

(b) Within 30 days following any Change of Control, the Issuer shall send, by first-class mail, with a copy to the Trustee, to each Holder of Notes a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to Section 4.14 hereof and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Purchase Date”);

(3) the circumstances and relevant facts regarding the Change of Control; and

(4) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment (which procedures may also be performed at the office of any paying agent required by the applicable rules of any internationally recognized stock exchange on which the Notes are then listed).

(c) The Change of Control Offer will be required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date. The Issuer will purchase all Notes properly tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in the Change of Control notice.

(d) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(e) Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price. Any Notes tendered by a third party will not be required to be cancelled.

(f) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement has been entered into for the Change of Control at the time of making the Change of Control Offer.

SECTION 4.15. Sale and Leaseback Transactions.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Issuer or that Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Consolidated Interest Expense Coverage Ratio test in clause (a) of Section 4.09, and (b) Incurred a Lien to secure Indebtedness in an amount equal to such Attributable Debt pursuant to paragraphs (1), (9) or (29) of the definition of “Permitted Liens” in Section 1.01 hereof; and

(2) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

SECTION 4.16. Additional Intercreditor Agreements or Amendments to Intercreditor Agreements.

(a) At the discretion of the Issuer and without the consent of the Holders of the Notes, at the time of, or prior to, the Incurrence by the Issuer or any Subsidiary Guarantor of any Indebtedness permitted pursuant Section 4.09 hereof (including by way of a Guarantee of Indebtedness of the Issuer) where such Indebtedness shall be Senior Indebtedness entitled to be secured under the terms of this Indenture, the Issuer, the relevant Subsidiary Guarantors, the Trustee and the Security Agent shall enter into an additional intercreditor agreement (an “Additional Intercreditor Agreement”) or shall execute an amendment to the existing Intercreditor Agreement, in each case as permitted under this Indenture and the Intercreditor Agreement, subject to the Trustee receiving an Officer’s Certificate and an Opinion of Counsel, with the holders of such Indebtedness (or their duly authorized representatives), and other parties to the Intercreditor Agreement (in case of an amendment to the Intercreditor Agreement), on substantially the same terms as the Intercreditor Agreement, including with respect to the limitations on enforcement, priority and release of security interests (or terms more favorable to Holders of the Notes).

(b) At the written direction of the Issuer and without the consent of the Holders of the Notes, the Trustee shall from time to time, and subject to receipt of an Officer’s Certificate and an Opinion of Counsel, enter into one or more amendments to any intercreditor agreement to: (i) cure any ambiguity, omission, defect or inconsistency in any intercreditor agreement, (ii) increase the amount of Indebtedness or the types of Indebtedness covered by any of the intercreditor agreements that may be Incurred by the Issuer or a Subsidiary Guarantor and secured, in each case, in compliance with this Indenture and that is subject to any of the intercreditor agreements, (iii) add Subsidiary Guarantors to any of the intercreditor agreements, (iv) further secure the Notes, (v) make provision for the security securing additional Notes to rank pari passu with the security securing the Notes on the Collateral, or (vi) make any other such change to any of the intercreditor agreements that does not adversely affect the rights of the Holders of the Notes in any material respect ((where applicable) in the case of USG, subject to compliance with all the requirements of Section 76 of the Companies Act, Chapter 50, of Singapore).

The Trustee shall be entitled to rely on such Officer’s Certificate and the Opinion of Counsel without any liability.

(c) The Issuer shall not otherwise direct the Trustee to enter into any amendment to any intercreditor agreement without the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted by Article IX hereof and the Issuer may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or such relevant intercreditor agreement.

(d) Each Holder of a Note, by accepting such Note, shall be deemed to have agreed to and accepted the terms and conditions of each of the relevant intercreditor agreements (whether then entered into or entered into in the future pursuant to the provisions described herein). A copy of any of the relevant intercreditor agreements shall be available for inspection during normal business hours on any Business Day upon prior written request at the offices of the Trustee.

SECTION 4.17. Payments for Consent.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of Notes that are entitled under this Indenture to, and do, consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.18. Creation and Impairment of Security Interests.

(a) The Issuer shall and shall cause UTH and UTL to register a Lien over substantially all of the assets of UTL, and to provide a Lien over the shares of UTL, in each case following receipt of the appropriate licenses under Thailand’s Foreign Business Act. Each of UTH and UTL shall use commercially reasonable efforts to obtain the appropriate licenses to create such security interests under Thailand’s Foreign Business Act. Contemporaneously with the registration and provision of such Liens, UTL shall procure the amendment of the existing mortgages over its land and buildings which currently secure the Existing Second Priority Facilities so as to include a notation in such mortgages that the Liens created by such mortgages are junior and subordinated to the new Liens that will be created to secure the Notes and the New Senior Revolving Credit Facility. In addition, UTL shall procure the release of the existing mortgages over its machinery which currently secure the Existing Second Priority Facilities and shall enter into a new second-ranking mortgage over such machinery which will, among other things, include a notation that the Liens created by such mortgages are junior and subordinated to the new Liens that will be created over such machinery to secure the notes and the New Senior Revolving Credit Facility.

The Issuer shall use commercially reasonable efforts to appoint a Taiwanese collateral agent to hold a Lien over substantially all of the assets of UTC and a Lien over the shares in UTC promptly after the Issue Date.

(b) Subject to clause (c) of this Section 4.18, the Issuer will not, and will not permit any Restricted Subsidiary to, take, or knowingly or negligently omit to take, any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral (it being understood, subject to the proviso below, that the Incurrence of Permitted Liens relating to the Collateral securing the Notes shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Holders of Notes, and the Issuer will not, and will not permit any Restricted Subsidiary to, grant to any Person other than the Trustee or the Security Agent, for the benefit of the Holders of Notes, the Trustee, the Security Agent and the other beneficiaries described in the First Priority Security Documents, any interest whatsoever in any of the Collateral, except as permitted in the First Priority Security Documents; provided, however, that in each case the Issuer or any Restricted Subsidiary may Incur Permitted Liens and the Collateral may be discharged and released in accordance with this Indenture.

(c) At the direction of the Issuer and without the consent of the Holders of Notes, the Security Agent will from time to time and subject to receipt of an Officer’s Certificate and an Opinion of Counsel, enter into one or more amendments to the First Priority Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein that does not adversely affect the Holders of the Notes in any material respect, (ii) provide for Permitted Liens, (iii) add to the Collateral, (iv) provide for the discharge and release of the Collateral in accordance with this Indenture or (v) make any other change thereto that does not adversely affect the Holders of the Notes in any material respect; provided, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or replacement, the Issuer delivers to the Trustee (1) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an independent appraiser of international standing confirming the solvency of the Issuer and its Restricted Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, and (2) an Opinion of Counsel, in form and substance satisfactory to the Trustee confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens (other than in respect of Liens on assets that have been added to the Collateral as a result of such amendment, extension, renewal, restatement, supplement, modification or replacement) securing the Notes (other than Additional Notes) created under the First Priority Security Documents so amended, extended, renewed, restated, supplemented or otherwise modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

The Trustee shall be entitled to rely on such Officer’s Certificate and the Opinion of Counsel without any liability.

SECTION 4.19. Application of Proceeds from an Initial Public Offering.

The Issuer agrees, and agrees to cause any direct or indirect holding companies of the Issuer and any Subsidiary of the Issuer (regardless of whether such entity is a party to this Indenture), to use the Relevant Amount from an Initial Public Offering, to repay or (except in the case of the Issuer) refinance, existing Senior Indebtedness, as soon as reasonably practicable, but in any event no later than 60 calendar days following the completion of such Initial Public Offering; provided that any such refinancing shall be made in compliance with this Indenture. The Issuer will not be subject to this Section 4.19 following the earlier of (i) the date on which the Second Priority Obligations have been repaid in full, and (ii) the date on which all of the Second Priority Obligations have been refinanced in accordance with this Indenture and in a transaction which complies with clauses (1), (3) and (4) of the definition of Permitted Refinancing Indebtedness, and where such refinanced Indebtedness has a final maturity date later than six months after the final maturity date of the Notes and has a Weighted Average Life to Maturity equal to or greater than six months after the maturity date of the Notes. For the avoidance of doubt, an entity or vehicle established by either of the Sponsors which holds multiple assets, including the shares of the Issuer (which may be held directly or indirectly), shall not be considered a direct or indirect holding company of the Issuer for the purposes of this Section 4.19.

SECTION 4.20. Limitation on Lines of Business.

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any material line of business substantially different from a Permitted Business.

SECTION 4.21. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if:

(1) the Subsidiary to be so designated does not own any Capital Stock, Redeemable Stock or Indebtedness of, or own or hold any Lien on any property or assets of, the Issuer or any other Restricted Subsidiary;

(2) such designation complies with Section 4.07 hereof; and

(3) such Subsidiary has not at the time of designation, and does not thereafter, create, Incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

(b) For the avoidance of doubt, neither UTC nor UTL shall be permitted to be designated as an Unrestricted Subsidiary.

(c) For purposes of Section 4.07 hereof, “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of such Subsidiary as a Restricted Subsidiary the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such designation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time such Subsidiary is so re-designated a Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary in accordance with the above sentence, any Person that becomes a Subsidiary of the Issuer or of any Restricted Subsidiary will be classified as a Restricted Subsidiary.

(d) The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

(1) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(2) (i) the Issuer could Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in clause (a) of Section 4.09 hereof; or (ii) the Consolidated Interest Expense Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(3) such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary).

(e) Any such designation or re-designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or re-designation and an Officer’s Certificate that:

(1) certifies that such designation or re-designation complies with the foregoing provisions; and

(2) gives the effective date of such designation or re-designation;

such filing with the Trustee to occur within 30 days after the end of the financial quarter of the Issuer in which such designation or re-designation is made (or, in the case of a designation or re-designation made during the last financial quarter of the Issuer’s financial year, within 45 days after the end of such financial year).

SECTION 4.22. Future Subsidiary Guarantors and Future Security.

(a) After the Issue Date:

(1) if the Issuer forms or otherwise acquires, directly or indirectly, any Restricted Subsidiary, the Issuer shall cause such Restricted Subsidiary to Guarantee the Notes under a Note Guarantee on the terms and conditions in this Indenture; provided, however, in the event the Issuer or a Restricted Subsidiary forms or otherwise acquires, directly or indirectly, a Restricted Subsidiary organized under the laws of a jurisdiction other than the United States and the jurisdiction prohibits by law, regulation or order the Restricted Subsidiary from providing a Note Guarantee, the Issuer shall use all commercially reasonable efforts, including pursuing required waivers, over a period of up to one year, to provide the Guarantee. If the Issuer or the Restricted Subsidiary is unable during the period to obtain an enforceable Note Guarantee in the jurisdiction, then the Restricted Subsidiary shall not be required to provide a Note Guarantee so long as the Restricted Subsidiary does not Guarantee any other Indebtedness of the Issuer or the other Restricted Subsidiaries;

(2) the Issuer will cause any Subsidiary that is not a Subsidiary Guarantor and that Guarantees any other Indebtedness of the Issuer or the Restricted Subsidiaries, to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture; and

(3) with respect to any guarantee of Subordinated Obligation by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Notes at least to the same extent as such Subordinated Obligation is subordinated to the Notes.

(b) Upon execution of such supplemental indenture, such Subsidiary will become a Subsidiary Guarantor. Each Guarantee executed and delivered pursuant to clause (a) of Section 4.22 hereof will be referred to as an “Additional Guarantee” and will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering such Additional Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights or creditors generally, or otherwise to reflect limitations under applicable law.

(c) Notwithstanding the foregoing, the Issuer shall not be obligated to cause such Subsidiary to grant security interests to the extent that such grant of security interests would be impracticable, impossible or ineffective or would reasonably be expected to give rise to or result in:

(1) any violation of applicable law;

(2) any liability for the officers, directors or shareholders of such Subsidiary; or

(3) any cost, expense, liability or obligation (including with respect to any taxes, duties, levies, assessments or other governmental charges) other than reasonable out of pocket expenses and other than reasonable governmental expenses Incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (1) undertaken in connection with, such Note Guarantee, which in any such case cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or the Subsidiary.

(d) Each Additional Guarantee will (i) be a general unsubordinated obligation of such Subsidiary, (ii) be secured by all the security granted by such Subsidiary Guarantor to secure its obligations in respect of the loans under the New Senior Revolving Credit Facility or other Indebtedness of the Subsidiary Guarantor, (iii) rank pari passu with all existing and future Indebtedness of such Subsidiary that is not subordinated to such Additional Guarantee, (iv) be senior in right of payment to all future obligations of such Subsidiary expressly subordinated in right of payment to such Additional Guarantee, and (v) be effectively subordinated to any existing or future Indebtedness of such Subsidiary Guarantor that is secured with property and assets that do not secure the Note Guarantee, to the extent of the value of the assets serving as security therefor.

(e) Notwithstanding the foregoing and the other provisions of this Indenture, any Additional Guarantee by a Subsidiary of the Issuer of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged in the circumstances described under Section 10.06 hereof. Any Additional Guarantee shall be considered a “Note Guarantee” as described in Article X hereof and, in particular, shall be subject to the terms of the Intercreditor Agreement and the First Priority Security Documents, as applicable. Any security granted shall be released in the circumstances described under Article XII hereof.

(f) The Issuer shall, as soon as reasonably practicable, take or cause to be taken all action necessary or reasonably desirable to cause the procedures prescribed by Section 76 of the Companies Act, Chapter 50 of Singapore, to be successfully completed with respect to all security interests in the assets and undertakings over which a security interest is required to be granted in favor of the Trustee and the Holders of the Notes pursuant to Section 4.22(a) hereof.

SECTION 4.23. Suspension of Covenants.

(a) Following the first day (the “Suspension Date”) that: (i) the Notes have ratings of Investment Grade from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of this Indenture:

(1) Section 4.14 hereof;

(2) Section 4.10 hereof;

(3) Section 4.07 hereof;

(4) Section 4.09 hereof;

(5) Section 4.08 hereof;

(6) clause (a)(4) of Section 5.01 hereof;

(7) Section 4.11 hereof;

(8) Section 4.15 hereof;

(9) Section 4.17 hereof; and

(10) Section 4.18 hereof.

(collectively, the “Suspended Covenants”).

(b) In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its rating of Investment Grade or downgrades the rating assigned to the Notes below an Investment Grade, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” All security interests securing the Notes will be released on the Suspension Date and the Guarantees of the Subsidiary Guarantors will be suspended during the Suspension Period. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of actions taken or omitted to be taken under the Suspended Covenants during the Suspension Period.

(c) On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (a) of Section 4.09 hereof or any one of the clauses set forth in clause (b) of Section 4.09 hereof (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to clause (a) of Section 4.09 hereof or one of the clauses set forth in clause (b) of Section 4.09 hereof, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (b)(4) of Section 4.09 hereof. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 hereof will be made as though Section 4.07 hereof had been in effect since the Issue Date and throughout the Suspension Period. Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under clause (a) of Section 4.07 hereof and the items specified in clauses (a)(3)(A) through (a)(3)(E) of Section 4.07 hereof will increase the amount available to be made under clause (a) of Section 4.07 hereof. For purposes of determining compliance with Section 4.10 hereof, on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with Section 4.10 hereof will be deemed to be reset to zero.

ARTICLE V

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its property and assets in any one transaction or series of transactions unless:

(1) the Issuer shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Issuer) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the Cayman Islands, Singapore, the United States, any state of the United States or the District of Columbia;

(2) the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Issuer;

(3) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (3) and clauses (4) and (5) below, any Indebtedness that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (x) the Issuer or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of Section 4.09 hereof, or (y) the Consolidated Interest Expense Coverage Ratio of the Issuer or the Surviving Person, as the case may be, is not less than that of the Issuer immediately prior to such transaction;

(5) the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction, and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

(6) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (a)(1) of this Section 5.01 will apply), shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes.

(b) The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under this Indenture, but the predecessor company in the case of:

(1) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Issuer as an entirety or virtually as an entirety), or

(2) a lease,

shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes. No Subsidiary Guarantor will consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ property or assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) to another Person (other than the Issuer or another Subsidiary Guarantor), unless:

(1) such Subsidiary Guarantor shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property shall be the Issuer, another Subsidiary Guarantor or shall become a Subsidiary Guarantor concurrently with the transaction;

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the conditions set forth in (x) or (y) of clause (a)(4) of this Section 5.01 shall have been met; and

(4) the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction, and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied;

provided that this paragraph shall not apply to any sale or other disposition that complies with Section 4.10 hereof or any Subsidiary Guarantor whose Note Guarantee is unconditionally released in accordance with Section 10.06 hereof.

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Subsidiary Guarantor in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Issuer or such Subsidiary Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer or such Subsidiary Guarantor, as applicable, shall refer instead to the successor corporation and not to the Issuer or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Issuer or such Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or a Subsidiary Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

Each of the following is an “Event of Default” with respect to the Notes:

(1) default for 30 days in the payment when due of interest, or any Additional Amounts, on any Notes;

(2) default in payment when due at maturity, redemption or otherwise, including the failure to make a payment to purchase Notes when required pursuant to this Indenture, including Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer, of the principal of or premium, if any, on such Notes;

(3) failure by the Issuer or any Subsidiary Guarantor to comply with its obligations under Section 5.01 and Section 4.19 hereof;

(4) failure by the Issuer or any of its Subsidiaries for 30 days after the Issuer receives notice from the Trustee or from Holders of at least 25% in outstanding aggregate principal amount of any Notes to comply with any of the covenants under Article IV of this Indenture (except for Sections 4.01, 4.02, 4.04, 4.05, 4.06 and 4.13 hereof) (in each case, other than a failure to purchase Notes, which will constitute an Event of Default under clause (2) above and other than a failure to comply with the obligations under Section 5.01 hereof, which is covered by clause (3));

(5) failure by the Issuer or any of its Subsidiaries to comply for 60 days after the Issuer receives notice from the Trustee or from Holders of at least 25% in outstanding aggregate principal amount of the Notes to comply with any of the other covenants or agreements in this Indenture or the Notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at its stated final maturity (after giving effect to applicable grace periods provided in such Indebtedness) (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates at any time $20 million;

(7) failure by the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary relating to such Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such Subsidiary Guarantor, or any Person authorized by and acting on behalf of any such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

(9) the security interest purported to be created under any First Priority Security Document in favor of the Trustee and the Holders of the Notes, at any time ceases to be in full force and effect and to constitute a valid and perfected Lien with the priority required by the applicable First Priority Security Document and/or the Intercreditor Agreement for any reason other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or in accordance with the terms of this Indenture and the Intercreditor Agreement, or any security interest purported to be created under any First Priority Security Document is declared invalid or unenforceable, or any Person granting any such security interest asserts in any pleading in any court of competent jurisdiction that any such security interest is invalid or unenforceable and (but only in the event that such failure to be in full force and effect or such assertion is capable of being cured without imposing any new hardening period, in equity or at law, that such security interest was not otherwise subject immediately prior to such failure or assertion) such failure to be in full force and effect or such assertion has continued uncured for a period of 10 days;

(10) the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(12) failure by any Restricted Subsidiary (x) that is a guarantor or that becomes a guarantor of obligations in respect of term loans under the New Senior Revolving Credit Facility to execute and deliver to the Trustee, upon or promptly after it has become such a guarantor, a Note Guarantee pursuant to which such Restricted Subsidiary unconditionally Guarantees, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis or (y) to grant a first-ranking security interest over its assets or undertakings in favor of the Trustee and the Holders of the Notes upon or promptly after it has granted a security interest over such assets or undertakings to secure obligations under the term loans of the New Senior Revolving Credit Facility, in each case, as required under Section 4.22.

SECTION 6.02. Acceleration.

In the case of an Event of Default specified in clause (10) or (11) of Section 6.01 hereof, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in outstanding aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may (but shall not be obligated to) pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default specified in clause (4) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(y) Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) the default that is the basis for such Event of Default has been cured.

SECTION 6.05. Control by Majority.

Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability in following such direction if it does not receive indemnity and/or security satisfactory to it.

SECTION 6.06. Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security to its satisfaction against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, with respect to the Notes, no Holder of a Note may pursue any remedy with respect to this Indenture or any Notes unless:

(a) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b) the registered Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(c) such Holders have offered security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee has not complied with such request within 30 days after the receipt thereof and the offer of security or indemnity; and

(e) Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 30-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in clauses (1) or (2) of Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due to the Trustee hereunder.

SECTION 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders of Notes shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders of Notes shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Subsidiary Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities.

If the Trustee or any Agent collects any money pursuant to this Article VI, it shall pay out the money in the following order:

(i) to the Trustee, such Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(ii) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Subsidiary Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and the Trustee has received written notice thereof pursuant to Section 7.05 hereof, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon documents furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such documents which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the documents to determine whether or not they conform to the requirements of this Indenture (but need not confirm, verify or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) No provisions of the Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security to its satisfaction against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate of the Issuer or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult, at the expense of the Issuer, with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture (including, without limitation, directing any Security Agent to enforce any of the Security Documents) at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee, in its sole discretion, against the costs, expenses, losses or liabilities which might be incurred by it in compliance with such request or direction. The Trustee shall not be required or obliged to do anything, in its reasonable opinion, illegal or contrary to applicable law or regulation.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee is actually aware or has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including in its capacity as Security Agent under the Intercreditor Agreement), and each agent, custodian and other Person employed to act hereunder.

(j) Whenever in this Indenture, or by law, the Trustee shall have discretion or permissive power it may decline to exercise the same in the absence of approval by the Holders.

(k) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(l) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(m) None of the Trustee or the Agents shall be liable to any Holder or any other person for any action taken by the Holders, the Trustee or the Agents in accordance with the instructions of the Holders. Each of the Trustee and the Agents shall be entitled to rely on any written direction of the Holders which has been duly given in accordance with this Indenture. None of the Trustee or the Agents shall be deemed to have knowledge of any event unless it has been notified of such event.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or any document entered into in connection therewith, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for, and shall assume the accuracy and correctness of, any statement or recital herein (including any warranties or representations of any party) or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Neither the Trustee, the Security Agent nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so.

SECTION 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee in accordance with Section 13.03 hereof at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture.

SECTION 7.06. Notification of Listing.

The Issuer agrees to notify the Trustee promptly whenever any Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Subsidiary Guarantors (in the case of USG, subject at all times to the last paragraphs of Section 10.01 and 10.02), jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold such persons harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ and experts’ fees) incurred by any of them in connection with the acceptance or administration of this trust and the performance of any of their duties under any Finance Document (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Subsidiary Guarantors (including this Section 7.07) or defending themselves against any claim whether asserted by any Holder, the Issuer or any Subsidiary Guarantor, or liability in connection with the acceptance, exercise or performance of any of their powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Subsidiary Guarantors (in the case of USG, subject at all times to the last paragraphs of Section 10.01 and 10.02) in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in clauses (10) or (11) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08 and its accession to the Intercreditor Agreement, the First Priority Intercreditor Agreement and any Additional Intercreditor Agreements in accordance with their terms. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer without assigning any reason and without being responsible for any costs, charges and expenses occasioned by such retirement. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(A) the Trustee fails to comply with Section 7.10 hereof;

(B) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C) a custodian or public officer takes charge of the Trustee or its property; or

(D) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation, duly organized and in good standing under the laws of the jurisdiction of its incorporation that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by national or local authorities and that has, together with its parent, if any, a combined capital and surplus of at least $50,000,000 or the equivalent thereof in a foreign currency as set forth in its most recent published annual report of condition.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees, and all then existing Events of Default shall be deemed to have been cured, on the date the conditions set forth below are satisfied (“Legal Defeasance”) with respect to the Notes. For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in Section 8.03 hereof, and to have satisfied all other obligations of the Issuer and the Subsidiary Guarantors under such Notes and this Indenture insofar as the Notes are concerned (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on the Notes when such payments are due from the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer or exchange of Notes, to replace mutilated, destroyed, lost or stolen Notes and the maintenance of a registrar and paying agent;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Subsidiary Guarantor’s obligations in connection therewith; and

(4) this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Section 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21 and 4.22 hereof, clauses (6)(a), (6)(b), (7), (8), (9) and (10) of Section 6.01 hereof, and the limitations contained in clauses (a)(4) and (a)(5) under Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes, and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium on, the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to such Trustee confirming that (a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the applicable outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to such Trustee confirming, subject to customary assumptions and exclusions, that the Holders of the applicable outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit under this Indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Significant Subsidiaries is a party or by which the Issuer or any of its Significant Subsidiaries is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes being defeased over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Subsidiary Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder of Notes, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the applicable Note Guarantees:

(1) to cure any ambiguity, defect, omission or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that would not adversely affect the rights under this Indenture of any Holder;

(5) to (a) add a Subsidiary Guarantor or (b) release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or this Indenture (in each case, to the extent permitted by this Indenture);

(6) to provide for the issuance of additional Notes in accordance with any limitations set forth in this Indenture;

(7) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(8) to convey, transfer, assign, mortgage or pledge to the Trustee as security for Notes any property or assets;

(9) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Subsidiary Guarantor; or

(10) to conform the text of this Indenture, Note Guarantees, the First Priority Security Documents or the Notes to any provision of the “Description of Notes” of the Offering Circular to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, Note Guarantees, the First Priority Security Documents or the Notes.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Subsidiary Guarantors ((where applicable) in the case of USG, subject to compliance with all the requirements of Section 76 of the Companies Act, Chapter 50, of Singapore) in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. With Consent of Holders of Notes.

Except as provided in Section 9.01, this Section 9.02 and Section 12.05 hereof, this Indenture, the Note Guarantees, the First Priority Security Documents and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of this Indenture and the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to Section 4.10 and Section 4.14 hereof);

(3) reduce the rate of or change the time for payment of interest on any Note (including default interest);

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from such acceleration or in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all Holders);

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Section 4.10 and Section 4.14 hereof);

(8) release the Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) from any of its obligations under such Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(9) release all or substantially all of the Collateral from the Liens of the Security Documents, except as permitted by this Indenture and the Security Documents (including pursuant to Section 12.03 hereof);

(10) amend, change or modify any provision of any Security Document or any provision of this Indenture relating to Collateral, in a manner that adversely affects the Holders in any material respect, except in accordance with the other provisions of this Indenture or such Security Document; or

(11) make any change in the preceding amendment and waiver provisions.

SECTION 9.03. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of the Notes.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.04. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all affected Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until the Board of Directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Subsidiary Guarantors party thereto ((where applicable) in the case of USG, subject to compliance with all the requirements of Section 76 of the Companies Act, Chapter 50, of Singapore), enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof).

SECTION 9.06. Calculation of Principal Amount.

Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX.

ARTICLE X

NOTE GUARANTEES

SECTION 10.01. Note Guarantee.

Subject to this Article X, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

To the fullest extent permitted by applicable law, each Subsidiary Guarantor hereby agrees (1) that its obligations hereunder shall be enforceable, irrespective of the invalidity, irregularity or unenforceability of the Notes or this Indenture and (2) to waive its right to require the Trustee or any Holder of a Note to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Note Guarantees. To the fullest extent permitted by applicable law, each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Note Guarantee.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Subsidiary Guarantor shall (i) be a general unsubordinated obligation of such Subsidiary Guarantor, (ii) secured by the Collateral subject to the exceptions and limitations described under Article XII, on an equal and ratable basis with Indebtedness under the New Senior Revolving Credit Facility; (iii) effectively secured (taking into account the terms of the Intercreditor Agreement) on a first priority basis (ahead of the Second Priority Obligations) by the Collateral; (iv) rank pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, subject to the exceptions and limitations under the Intercreditor Agreement and the First Priority Intercreditor Agreement; (v) be senior in right of payment to any existing and future Subordinated Obligations of such Subsidiary Guarantor, and (v) be effectively subordinated to all Secured Indebtedness of the Subsidiary Guarantor that is secured by assets other than the Collateral, to the extent of the value of such assets.

Each payment to be made by a Subsidiary Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Notwithstanding any provision to the contrary in this Article X, USG shall have no obligation or liability under this Article X which constitutes a Singapore Financial Assistance Obligation, prior to the occurrence of the Singapore Whitewash Effective Date.

The Issuer agrees and shall procure that Global A&T Finco Ltd shall not hold any assets, become liable for any obligations or engage in any business activities, other than such obligations that are in existence on the Issue Date and disclosed in the Offering Circular.

Following the receipt of a guarantee license under Thailand’s Foreign Business Act (and provided such license is granted), the Issuer shall procure that UTL and UTH become Subsidiary Guarantors and execute and deliver to the Trustee a supplemental indenture to the Indenture.

SECTION 10.02. Limitation on Subsidiary Guarantor Liability.

The obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article X, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law nor lead to a violation of similar laws affecting the rights of creditors generally or otherwise constitute a breach of applicable law.

Notwithstanding any other provision of this Indenture or any other Finance Document, for the purpose of this Article X, the parties hereby confirm and acknowledge that USG shall not have any obligations under any provision of this Indenture which constitute Singapore Financial Assistance Obligations unless and until the Singapore Whitewash Effective Date has occurred.

SECTION 10.03. Execution and Delivery.

Subject always to the last paragraphs of Sections 10.01 and 10.02, to evidence its Note Guarantee set forth in Section 10.01 hereof, each Subsidiary Guarantor hereby agrees that this Indenture shall be executed on behalf of such Subsidiary Guarantor by its authorized signatory.

Subject always to the last paragraphs of Sections 10.01 and 10.02, each Subsidiary Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

If required by Section 4.21 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.21 hereof and this Article X, to the extent applicable.

SECTION 10.04. Subrogation.

Subject always to the last paragraphs of Sections 10.01 and 10.02, notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations under this Indenture or the Notes, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Obligations under the Note Guarantees are paid and discharged in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations under the Note Guarantees shall not have been paid and discharged in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against such unpaid Obligations of the Subsidiary Guarantor under its Note Guarantee.

SECTION 10.05. Benefits Acknowledged.

Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Note Guarantees.

A Note Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuer or the Trustee is required for the release of such Subsidiary Guarantor’s Note Guarantee, upon:

(1) (A) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) a legal defeasance or covenant defeasance under Article VIII hereof or a discharge under Article XI hereof;

(C) the sale, exchange or transfer of a Subsidiary Guarantor in compliance with the terms of this Indenture (including the terms under Section 4.10 hereof) resulting in such Subsidiary Guarantor no longer being a Restricted Subsidiary, so long as (1) such Subsidiary Guarantor is simultaneously released from its obligations in respect of any of the Issuer’s other Indebtedness or any Indebtedness of any other Restricted Subsidiary and (2) the proceeds from such sale or disposition are used for the purposes permitted or required by this Indenture;

(D) designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 4.21 hereof; and

(E) a merger or consolidation in accordance with Section 5.01 hereof, such Subsidiary Guarantor is not the continuing Person as a result of such merger or consolidation and the continuing Person assumes all of such Subsidiary Guarantor’s obligations pursuant to the Note Guarantee;

provided, however, that such release is in accordance with the terms of the Intercreditor Agreement and the First Priority Intercreditor Agreement; and

(2) such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate of such Subsidiary Guarantor and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect when either:

(1) (A) all Notes heretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid, and all applicable Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(B) all Notes not heretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee, and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) other than that resulting from borrowing funds to be applied to make the deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound;

(3) the Issuer or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by it under this Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the applicable Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (1) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

SECTION 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

SECURITY AND SECURITY AGENT

SECTION 12.01. Security Agent.

(a) The Security Agent agrees to take instructions from the Trustee in accordance with this Indenture with respect thereto and agrees to act as a collateral agent under the Security Documents for and on behalf of the Holders.

(b) Each Holder of a Note, by its acceptance thereof, consents and agrees:

(1) to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure, release, amendments and re-filings of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith; and

(2) that the Security Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Security Agent by the Security Documents. Furthermore, each Holder of a Note, by accepting such Note, agrees, acknowledges and consents to the terms (including, but not limited to, waivers, representations and covenants) of and authorizes and directs the Trustee (in each of its capacities) and the Security Agent to enter into and perform the Security Documents in each of its capacities thereunder.

(c) The Trustee has conducted no due diligence or investigation with respect to the Security Agent or its ability to perform its required duties and accepts no responsibility or liability for any acts, omissions or defaults of the Security Agent.

(d) The Security Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Indenture and the Security Documents, and no implied duties or obligation shall be read into this Indenture and the Security Documents against the Security Agent.

(e) Neither the Security Agent nor any of its respective officers, directors, employees or agents shall be obliged to:

(1) make any enquiry as to any breach or default by the Company or any Subsidiary Guarantor in the performance or observance of any of the provisions of this Indenture or the Security Documents or as to the existence of a Default or an Event of Default; or

(2) do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

(3) account to any person for any sum or the profit element of any sum received by it for its own account.

(f) The Security Agent shall hold the relevant Collateral for and on behalf of the Holders and not as an agent of the Trustee. Notwithstanding anything to the contrary in this Indenture, there is no principal-agent, trustee-beneficiary or fiduciary relationship between the Security Agent and the Trustee and, for the avoidance of doubt, the Security Agent has no authority to enter into contractual obligations on behalf of the Trustee. Neither the Trustee nor the Security Agent will be responsible for and make any representation or warranty as to the validity, legality or enforceability of the Note Guarantees or the Security Documents or as to the correctness of any statement or recital herein or any statement in the Note Guarantees or the Security Documents.

(g) The Security Agent may decline to foreclose on the Collateral or exercise remedies available if it does not receive indemnification and/or security to its satisfaction. In addition, the Security Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Security Agent’s Liens on the Collateral.

(h) The Security Agent shall be entitled to the benefit of the provisions affording protection to the Trustee contained in clauses (c), (e) and (f) of Section 7.01, clauses (a), (b), (d), (e) and (f) of Section 7.02 and Section 7.07 (subject in each case to the limitations and qualifications related to such protection, and to the standard of care set forth in clause (c) of Section 7.01) as if references to “the Indenture” in such provisions were references to the Indenture and/or the Security Documents.

SECTION 12.02. Collateral and Security Documents.

(a) The Issuer and the Subsidiary Guarantors agree to secure the full and punctual payment when due and the full and punctual performance of their obligations under this Indenture and the Notes as provided in the Security Documents. The rights and obligations of the parties hereunder with respect to the Collateral are subject to the provisions of the Intercreditor Agreement, the First Priority Intercreditor Agreement and any Additional Intercreditor Agreement (together the “Applicable Intercreditor Agreements”).

(b) Each Holder of the Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents and the Applicable Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure, release, amendments and re-filings of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee and the Security Agent to perform their respective obligations and exercise their respective rights thereunder in accordance therewith and appoints the Trustee as his attorney-in-fact for such purpose, including, in the event of any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of any Subsidiary Guarantor tending towards liquidation or reorganization of the business and assets of any Subsidiary Guarantor, the immediate filing of a claim for the unpaid balance under its Note Guarantee obligations in the form required in said proceedings and cause said claim to be approved, provided that it is expressly understood that the Trustee shall not be required to exercise any such rights as attorney for any Holders unless instructed to do so in accordance with Section 7.02(f).

(c) The Issuer shall maintain one or more agents approved by the Trustee (such approval not to be unreasonably withheld) to act as security agent and security trustee for the Trustee under the Applicable Intercreditor Agreements and the other Finance Documents (including, without limitation, the Security Documents). The Trustee, acting for and on behalf of the Holders under this Indenture, and the lenders under the New Senior Revolving Credit Facility have, and by accepting a Note each Holder of Notes will be deemed to have, irrevocably authorized the Security Agent (i) to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Applicable Intercreditor Agreements and other Security Documents, together with any other incidental rights, powers and discretions, (ii) to execute each Security Document expressed to be executed by such Security Agent on its behalf, and (iii) to enter into any amendments to the Security Documents.

SECTION 12.03. Release of the Collateral.

(a) The security interest created over the Collateral by the Security Documents (the “Security Interest”) shall be released, and each Security Agent shall disclaim and give up any and all rights it has in the Collateral and any rights it has under the Security Documents:

(1) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(2) as provided in the Intercreditor Agreement and the First Priority Intercreditor Agreement;

(3) upon the legal defeasance, covenant defeasance or satisfaction and discharge of the Notes as provided in Article VIII or Article XI, in each case, in accordance with the terms and conditions of this Indenture;

(4) upon certain dispositions of the Collateral in compliance with either of the covenants described in Section 4.10 or Section 5.01 (and in the latter instance, if such covenant authorizes such release);

(5) in the case of a Subsidiary Guarantor that is released from its Note Guarantee pursuant to the terms of this Indenture; or

(6) as described under Article IX.

(b) Upon request by, and at the expense of, the Issuer or any Subsidiary Guarantor in connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property permitted by this Indenture (including, without limitation, such disposition pursuant to Section 4.10 and Section 5.01 hereof), the Intercreditor Agreement, the First Priority Intercreditor Agreement and the Security Documents, each Security Agent shall (without notice to, or vote or consent of, any Holder of Notes) take such actions as shall be required to release its Security Interest in the Collateral being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Indenture, the Intercreditor Agreement, First Priority Intercreditor Agreement and the Security Documents. In all cases of a disposition involving a release of Collateral, the Issuer shall deliver to the relevant Security Agent an Officer’s Certificate and an Opinion of Counsel certifying compliance with the requirements of release under this Indenture. At the request of the Issuer, such Security Agent shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Issuer).

(c) Any release of Collateral made in compliance with the provisions set forth in this Section 12.03 shall not be deemed to impair the Lien under the Security Documents or the Collateral thereunder in contravention of Section 4.12 hereof.

SECTION 12.04. Resignation and Replacement of Security Agent.

Any resignation or replacement of any Security Agent shall be made in accordance with the Intercreditor Agreement.

SECTION 12.05. Amendments.

Each Security Agent shall, subject to the rights and obligations of such Security Agent under the terms of the Intercreditor Agreement and the First Priority Intercreditor Agreement, sign any amendment authorized pursuant to Section 4.16 hereof if the amendment does not adversely affect the rights, duties liabilities or immunities of such Security Agent.

SECTION 12.06. Ranking and Order of Payment of Enforcement Proceeds.

Each Holder by accepting a Note and the related Note Guarantees agrees that the enforcement of the Collateral is subject to certain limitations to the extent and in the manner provided in the Applicable Intercreditor Agreements. Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of each of the Applicable Intercreditor Agreements. A copy of each of the Applicable Intercreditor Agreements shall be available on any Business Day upon prior written request at the offices of the Paying Agent.

SECTION 12.07. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a lawfully appointed receiver or trustee, the powers conferred in this Article XII upon the Issuer or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.08. Waiver of Objection.

To the maximum extent permitted by applicable Law, each of the Issuer and the Subsidiary Guarantors hereby acknowledges and agrees that it shall not object to, and hereby irrevocably waives any objection in connection with, any acts or enforcement or other proceedings brought in Thailand by the Trustee and/or the Security Agent in connection with the Notes, regardless of whether such proceedings are brought in their individual capacities or on behalf of the Holders of the Notes.

SECTION 12.09. Release upon Termination of the Issuer’s Obligations.

In the event (i) that the Issuer delivers to the Trustee, in form and substance acceptable to it, an Officer’s Certificate and Opinion of Counsel certifying that all the Obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Issuer’s obligations under the Notes, this Indenture and the Security Documents, and all such Obligations have been so satisfied, or (ii) a discharge, legal defeasance or covenant defeasance of this Indenture occurs under Article VIII or XI hereof, the Trustee shall deliver to the Issuer and each Security Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by each Security Agent of such notice, each Security Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done, at the Issuer’s sole cost and expense, all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Notices.

Any notice or communication by the Issuer, any Subsidiary Guarantor or the Trustee to the other parties hereto is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to such parties’ address:

If to the Issuer and/or any Subsidiary Guarantor:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Fax: +1 345 949 8080

c/o Legal Department

TPG Capital, Ltd.

57th Floor, Two International Finance Centre

8 Finance Street, Central, Hong Kong

Direct: (852) 3515-8882

Fax:     (852) 3515-8999

vchien@tpg.com

If to the Trustee:

Citicorp International Limited

Floor 56, One Island East

18 Westlands Road

Island East

Hong Kong

Fax: +852 2323 0279

Attention: Agency and Trust

The Issuer, any Subsidiary Guarantor or the Trustee, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication will be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the applicable rules and procedures of DTC, or shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is deemed to have been delivered on the day such notice is delivered to DTC or if by mail, mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 13.02. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Subsidiary Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee:

(A) An Officer’s Certificate of the Issuer in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(B) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.06 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.03. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(A) a statement that the Person making such certificate or opinion has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(D) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 13.04. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. Any Registrar, Paying Agent or Security Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.05. Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.06. Waiver of Jury Trial.

EACH OF THE ISSUER, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.07. Force Majeure.

In no event shall the Trustee or Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or in any event where, in the reasonable opinion of the Trustee or Agent, performance of any duty or obligation under or pursuant to this letter would or may be illegal or would result in the Trustee or Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Trustee or Agent is subject.

SECTION 13.08. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

SECTION 13.09. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.10. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 13.11. Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.12. Currency of Account; Conversion of Currency; Foreign Exchange Restrictions.

(a) U.S. dollars are the sole currency of account and payment for all sums payable by the Issuer and the Subsidiary Guarantors under or in connection with the Notes, the Note Guarantees of the Notes or this Indenture, including damages related thereto or hereto. Any amount received or recovered in a currency other than U.S. dollars by a Holder of Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due to it from the Issuer shall only constitute a discharge to the Issuer to the extent of the U.S. dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under the applicable Notes, the Issuer shall indemnify it against any loss sustained by it as a result as set forth in clause (b) of this Section 13.12. In any event, the Issuer and the Subsidiary Guarantors shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 13.12, it will be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above).

(b) The Issuer and the Subsidiary Guarantors, jointly and severally, covenant and agree that the following provisions shall apply to conversion of currency in the case of the Notes, the Note Guarantees and this Indenture:

(1) (A) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(B) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Issuer and the Subsidiary Guarantors will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(2) In the event of the winding-up of the Issuer or any Subsidiary Guarantor at any time while any amount or damages owing under the Notes, the Note Guarantees and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Issuer and the Subsidiary Guarantors shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the Applicable Currency Equivalent of the amount due or contingently due under the Notes, the Note Guarantees and this Indenture (other than under this subsection (b)(2)) is calculated for the purposes of such winding-up and (ii) the final date for the filing of proofs of claim in such winding-up. For the purpose of this subsection (b)(2), the final date for the filing of proofs of claim in the winding-up of the Issuer or any Subsidiary Guarantor shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Issuer or such Subsidiary Guarantor may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c) The obligations contained in this Section 13.12 shall constitute separate and independent obligations from the other obligations of the Issuer and the Subsidiary Guarantors under this Indenture, shall give rise to separate and independent causes of action against the Issuer and the Subsidiary Guarantors, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or either of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Issuer or any Subsidiary Guarantor for a liquidated sum in respect of amounts due hereunder (other than under subsection (b)(2) of this Section 13.12) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Issuer or any Subsidiary Guarantor or the liquidator or otherwise or any of them. In the case of subsection (b)(2) of this Section 13.12, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(d) The term “rate(s) of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in subsections (b)(1) and (b)(2) above and includes any premiums and costs of exchange payable.

SECTION 13.13. Jurisdiction.

The Issuer and each Subsidiary Guarantor agrees that any suit, action or proceeding against the Issuer or any Subsidiary Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Notes or the Note Guarantees may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York, and any appellate court from any thereof, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Subsidiary Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Notes or the Note Guarantees, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Issuer and the Subsidiary Guarantors agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment; provided that service of process is effected upon it in the manner provided by this Indenture. Each of the Issuer and the Subsidiary Guarantors has appointed CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, NY 10011, as its authorized agent (the “New York Authorized Agent”), in each case upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York, by any Holder or the Trustee, and expressly accepts the exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Subsidiary Guarantors hereby represents and warrants that the New York Authorized Agent has accepted such appointment and have agreed to act as said agent for service of process, and each of the Issuer and the Subsidiary Guarantors agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the New York Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Subsidiary Guarantors, as the case may be.

[Signatures on following page]

GLOBAL A&T ELECTRONICS LTD.

by	/s/ John Nelson
	Name:	John Nelson
	Title:	Authorized Signatory

by	/s/ Irwin Lim
	Name:	Irwin Lim
	Title:	Authorized Signatory

UTAC HONG KONG LIMITED WAS AFFIXED IN THE PRESENCE OF:			[seal affixed]
by	/s/ John Nelson
	Name:	John Nelson
	Title:	Authorized Signatory
by	/s/ Irwin Lim
	Name:	Irwin Lim
	Title:	Authorized Signatory

The Common Seal of UNITED TEST AND ASSEMBLY CENTER LTD WAS HEREUNTO AFFIXED IN THE PRESENCE OF:	) ) ) ) )	[seal affixed]

/s/ John Nelson
Director
/s/ Irwin Lim
Director/Secretary

UTAC CAYMAN LTD

by	/s/ John Nelson
	Name:	John Nelson
	Title:	Authorized Signatory

by	/s/ Irwin Lim
	Name:	Irwin Lim
	Title:	Authorized Signatory

S-1

UTAC (TAIWAN) CORPORATION

by	/s/ John Nelson
	Name:	John Nelson
	Title:	Authorized Signatory

by	/s/ Irwin Lim
	Name:	Irwin Lim
	Title:	Authorized Signatory

CITICORP INTERNATIONAL LIMITED AS TRUSTEE AND SECURITY AGENT

by	/s/ Sigit Priwibowo
	Name:	Sigit Priwibowo
	Title:	Vice President

S-2

EXHIBIT A

GLOBAL A&T ELECTRONICS LTD.

10.0% Senior Secured Note due 2019

Common Code No.: ISIN No.: CUSIP No.:

No.	$

GLOBAL A&T ELECTRONICS LTD., a company incorporated under the laws of the Cayman Islands (the “Issuer”, which term includes any successor corporation), for value received promises to pay Cede & Co. or registered assigns upon surrender hereof the principal sum indicated on Schedule A hereof, on February 1, 2019.

Interest Payment Dates: February 1 and August 1, commencing August 1, 2013.

Record Dates: January 15 and July 15, commencing July 15, 2013.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[Signature page to follow]

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

GLOBAL A&T ELECTRONICS LTD.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Notes referred to in the within-mentioned Indenture:
CITICORP INTERNATIONAL LIMITED, as Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE SIDE OF SECURITY]

10.0% Senior Secured Note due 2019

1. Interest. GLOBAL A&T ELECTRONICS LTD., a company incorporated under the laws of the Cayman Islands (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.

This Note shall bear interest at a rate of 10.0% per annum.

Interest on this Note shall be payable semi-annually in arrears on February 1 and August 1, commencing August 1, 2013. The Issuer shall make each interest payment to the Holders of record of this Note on the immediately preceding January 15 and July 15. Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date of this Note.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period shall end on (but not include) the relevant interest payment date.

2. Additional Amounts. The Issuer shall pay Additional Amounts on and in relation to this Note as specified in the Indenture.

3. Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) to the Person in whose name this Note is registered at the close of business on the Record Date for such interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal and interest on this Note in U.S. dollars. Immediately available funds for the payment of the principal of (and premium, if any), interest, and Additional Amounts, if any, on this Note due on any Interest Payment Date, redemption date or other repurchase date or on the Stated Maturity shall be made available to the Paying Agent the Business Day prior to such Interest Payment Date, redemption date or other repurchase date or the Stated Maturity to permit the Paying Agent to pay such funds to the Holders on such respective dates.

4. Paying Agent, Transfer Agent and Registrar. The Issuer shall maintain one or more Registrars with offices in New York City and a Transfer Agent in New York City. The initial Registrar shall be Citigroup Global Markets Deutschland AG. The initial Principal Paying Agent and Transfer Agent shall be Citibank, N.A., London Branch. The Issuer may change any Paying Agent, Registrar or Transfer Agent for the Notes without prior notice to the Holders of such Notes. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

5. Indenture. The Issuer issued the Notes under an indenture, dated as of February 7, 2013 (the “Indenture”), among the Issuer, USG, UTC, UHK, UTAC Cayman and Citicorp International Limited, as Trustee. This Note is one of a duly authorized issue of Notes of the Issuer designated as its Senior Secured Notes due 2019 (the “Notes”). The Notes are not

limited in aggregate principal amount and additional Notes may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. Capitalized terms not otherwise herein defined are as defined in the Indenture.

6. Ranking and Guarantees. The Notes shall be general obligations of the Issuer and shall rank pari passu in right of payment with all existing and future Senior Indebtedness of the Issuer, subject to the exceptions and limitations described under the First Priority Intercreditor Agreement. The Notes shall rank senior in right of payment to any existing and future Subordinated Obligations of the Issuer. The Notes will also be effectively subordinated to all Secured Indebtedness of the Issuer that is secured by assets other than the Collateral (and, until the completion and satisfaction of certain legal and regulatory requirements, the Notes will be effectively subordinated to the Second Priority Obligations with respect to the Collateral in Thailand), to the extent of the value of such assets. In addition, the Notes shall be guaranteed on a senior basis by each Subsidiary Guarantor. The Notes are secured by the Initial Collateral, and upon the completion and satisfaction of certain legal and regulatory requirements, the Collateral. The Notes shall be structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of any Subsidiaries that are not, and will not be, Subsidiary Guarantors. Reference is made to the Indenture for terms relating to the Note Guarantees, including the release thereof, limitations on release and other limitations. The obligations of each of the Subsidiary Guarantors under the Indenture are subject to the provisions of the Intercreditor Agreement, the First Priority Intercreditor Agreement and any Additional Intercreditor Agreement.

7. Optional Redemption. The Notes shall not be redeemable at the option of the Issuer prior to February 1, 2016, except as described herein and in Clause 8 below. On and after such date, the Notes shall be redeemable at the option of the Issuer, at any time as a whole, or from time to time in part, on not less than 30 nor more than 60 days’ notice delivered to each Holder in accordance with the provisions set forth under paragraph 10 below. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date and Additional Amounts, if any (subject to to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on February 1 of each of the years set forth below, which are expressed as percentages of the principal amount:

Year	Redemption Price

2016	105.0%

2017	102.5%

2018 and thereafter	100.0%

Without prejudice to the third paragraph of this Clause 7, at any time and from time to time, prior to February 1, 2016, the Issuer may, upon not less than 30 nor more than 60 days’ prior notice delivered to each Holder in accordance with the provisions set forth under paragraph 10 below, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Primary Equity Offerings at a redemption price equal to 110.0% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts thereon, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 90 days of such Primary Equity Offering. Notice of any redemption upon any Primary Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Primary Equity Offering.

At any time and from time to time prior to February 1, 2016, the Issuer may redeem all or a part of the Notes, upon giving not less than 30 nor more than 60 days’ notice delivered to each Holder in accordance with the provisions set forth under paragraph 10 below, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Any redemption pursuant to this Clause 7 shall be made pursuant to the provisions of Sections 3.01 through Section 3.06 of the Indenture.

8. Optional Tax Redemption. The Issuer is entitled to redeemed the Notes at its option, at any time, as a whole but not in part, upon not less than 30 nor more than 60 days’ notice as provided in the Indenture (which notice shall also be published or delivered in a manner as required by the applicable rules of any internationally recognized stock exchange on which the Notes are then listed to the noteholders (which notice will be irrevocable)), at a price equal to 100% of the principal amount thereof plus accrued interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and Additional Amounts, if any, then due and which will become due on the redemption date if the Issuer determines and certifies to the Trustee (as described in clause (a) of the next paragraph) immediately prior to the giving of such notice that as a result of any Change of Tax Law, the Issuer or a Subsidiary Guarantor (as the case may be) has become or on the next interest payment date would become obligated, for reasons outside its control and after taking reasonable measures available to it to avoid such obligation, to pay Additional Amounts in respect of any note pursuant to the terms and conditions thereof; provided that the Issuer or a Subsidiary Guarantor (as the case may be) shall not be required to change the jurisdiction of its organization to avoid any such obligation. The Change of Tax Law must become effective on or after the date of this Indenture (or, if the applicable Relevant Jurisdiction became a Relevant Jurisdiction on a date after the date of this Indenture, such later date). Notwithstanding the foregoing, no such notice of redemption may be given:

(a) earlier than 60 days prior to the earliest date on which the Issuer or a Subsidiary Guarantor (as the case may be) would but for such redemption be obligated to pay such Additional Amounts; and

(b) unless at the time such notice is given, the Issuer’s or a Subsidiary Guarantor’s (as the case may be) obligation to pay such Additional Amounts, remains in effect.

Prior to the publication and mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee:

(a) an Officer’s Certificate stating that such change, amendment, application or interpretation has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or a Subsidiary Guarantor (as the case may be), taking reasonable measures available to it; and

(b) an Opinion of tax counsel, of recognized standing with respect to tax matters of the Relevant Jurisdiction, stating that the requirement to pay such Additional Amounts results from such a change, amendment, application or interpretation.

The Trustee shall accept such certificate and opinion as conclusive evidence of the satisfaction of the conditions precedent described above, and shall not be obligated to verify the accuracy or content thereof, in which event it shall be conclusive and binding on the Holders.

Any Notes that are redeemed pursuant to this provision will be cancelled.

9. Mandatory Redemption. The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

10. Notice of Redemption. Subject to Section 3.03 of the Indenture, the Issuer shall mail or cause to be mailed by first-class mail notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the Indenture.

Notes in denominations of $200,000 may be redeemed only in whole. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $200,000, provided, however, that Notes shall be redeemed only in principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

Except as set forth in the Indenture, from and after any redemption date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Issuer defaults in the payment of the redemption price, the Notes called for redemption shall cease to bear interest, or Additional Amounts, if any, and the only right of the Holders of such Notes shall be to receive payment of the redemption price.

11. Change of Control Offer. Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes, in a minimum principal amount of $200,000, pursuant to the Change of Control Offer at the Change of Control Purchase Price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the purchase date

(subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), provided that no Notes of less than $200,000 can be repurchased in part, except that if all of the Notes of such Holder are to be repurchased, the entire amount of such Notes held by such Holder shall be repurchased.

12. Limitation on Disposition of Assets. Within 10 Business Days after the Issuer becomes obligated to make an Asset Sale Offer, the Issuer shall deliver to the Trustee and to each Holder of Notes in accordance with the provisions set forth under Section 3.10 and Section 12.02 of the Indenture a written notice stating that such Holder may elect to have its Notes purchased by the Issuer, either in whole or in part (subject to prorating in the event the Asset Sale Offer is oversubscribed) and in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof at the applicable purchase price with respect to Notes.

If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, subject to applicable law, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased in accordance with Section 3.02 of the Indenture; provided, however, that no Notes of $200,000 shall be purchased in part, and Notes shall be redeemed only in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof. Holders of Notes may elect to have such Notes purchased by completing the form entitled “Option of Holders to Elect Purchase” appearing below.

13. Collateral. The Issuer and the Subsidiary Guarantors shall secure the full and punctual payment when due and the full and punctual performance of their obligations under the Indenture with the Collateral as provided in the Security Documents. Reference is made to the Indenture for terms relating to such security, including the release thereof. The rights and obligations of the parties hereunder with respect to the Collateral are subject to the provisions of the Intercreditor Agreement, the First Priority Intercreditor Agreement and any Additional Intercreditor Agreement.

14. Denominations; Form. The Notes are in registered global form, without interest coupons, in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

15. Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

16. Unclaimed Funds. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

17. Legal Defeasance and Covenant Defeasance. The Issuer and the Subsidiary Guarantors may be discharged from their obligations under the Indenture and the

Notes except for certain provisions thereof (“Legal Defeasance”), and may be discharged from its obligations to comply with certain covenants contained in the Indenture (“Covenant Defeasance”), in each case upon satisfaction of certain conditions specified in the Indenture.

18. Amendment; Supplement; Waiver. Subject to certain exceptions specified in the Indenture, the Indenture, the Note Guarantees, the Security Documents and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of this Indenture and the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

19. Restrictive Covenants. The Indenture imposes certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to, incur additional Indebtedness, pay dividends or make other distributions or investments, repurchase its Capital Stock or make certain other Restricted Payments, enter into certain consolidations or mergers or enter into certain transactions with Affiliates and consummate certain mergers and consolidations or sales of all or substantially all assets. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.

20. Successors. When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

21. Defaults and Remedies. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in outstanding aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to exercise any of its rights or powers under the Indenture (including directing any Security Agent to enforce any of the Security Documents) at the request of any Holder of Notes unless the Trustee has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. Except in the case of a Default in payment of principal of or interest on any Note (including payments pursuant to the mandatory redemption provisions of such Note, if any), the Trustee may withhold the notice if it determines that withholding the notice is in the interests of the Holders of the Notes. The enforcement of the Note Guarantees may only be undertaken by the Trustee (of its own volition or at the direction of Holders representing 25% in aggregate principal amount of the outstanding Notes).

22. Trustee Dealings with Issuer. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

23. Authentication. This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

24. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

25. CUSIP, ISIN and Common Code Numbers. The Issuer will cause CUSIP, ISIN and Common Code numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

26. Governing Law. The Indenture, the Notes and any Note Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

NOTATION OF GUARANTEES

The Guarantors on the attached signature page hereto (the “Guarantors”) have unconditionally guaranteed (such guarantees being referred to herein as the “Guarantees”), that (i) the principal of and interest and any other amounts due on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, on the Notes and all other obligations of the Issuer to the Holders hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and the Indenture; and (ii) in case of any extension of time of payment or renewal of any Notes or of any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Article X of the Indenture.

UTAC HONG KONG LIMITED

by
Name:
Title:

by
Name:
Title:

UNITED TEST ASSEMBLY CENTER LTD.

The Common Seal of	)
UNITED TEST AND ASSEMBLY	)
CENTER LTD	)
WAS HEREUNTO AFFIXED IN THE	)
PRESENCE OF:	)

Director

Director/Secretary

UTAC CAYMAN LTD

by
Name:
Title:

by
Name:
Title:

UTAC (TAIWAN) CORPORATION

by
Name:
Title:

by
Name:
Title:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Note shall be $        . The following decreases/increases in the principal amount at maturity of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount at Maturity	Increase in Principal Amount at Maturity	Total Principal Amount at Maturity Following such Decrease/ Increase	Notation Made by or on Behalf of Trustee

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF NOTES

This certificate relates to $        principal amount of Notes held in (check applicable space)     book-entry or     definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the date that is [in the case of Rule 144A Notes: one year after the later of the original issue date of such Notes and the last date on which the Issuer or any affiliate of the Issuer was the owner of any of such Notes][in the case of Regulation S Notes: 40 days after the original issue date of such Notes], the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 of Regulation S under the Securities Act and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased pursuant to Section 4.10 or pursuant to Section 4.14 of the Indenture, check the appropriate box:

Section 4.10 [    ] Section 4.14 [    ]

If you want to elect to have only part of this Note purchased pursuant to Section 4.10* or pursuant to Section 4.14* of the Indenture, state the amount: $

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee

*	You may elect to have Notes purchased only in denominations of $1,000 or integral multiples of $1,000 in excess thereof, and the principal amount of your Note remaining after a purchase pursuant to Section 4.10 or 4.14 must be at least $200,000 or integral multiples of $1,000 in excess thereof.

EXHIBIT B

FORM OF PRINCIPAL PAYING AGENT AND TRANSFER AGENT AND

REGISTRAR APPOINTMENT LETTER

February 7, 2013

Citibank, N.A., London Branch

14th Floor, Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Citigroup Global Markets Deutschland AG

Reuterweg 16

60323 Frankfurt

Germany

Re: 10.0% SENIOR SECURED NOTES DUE 2019

Reference is hereby made to the Indenture dated as of February 7, 2013 (the “Indenture”) among Global A&T Electronics Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), the Subsidiary Guarantors listed on the signature pages hereto, and Citicorp International Limited, as Trustee. Terms used herein are used as defined in the Indenture.

The Company hereby appoints Citibank, N.A., London Branch as the principal paying agent and transfer agent (the “Principal Paying Agent and Transfer Agent”) and Citigroup Global Markets Deutschland AG as registrar (the “Registrar”) with respect to the Notes and the Principal Paying Agent and Transfer Agent and Registrar hereby accepts such appointment. By accepting such appointment, the Principal Paying Agent and Transfer Agent and Registrar agree to be bound by and to perform the services with respect to itself set forth in the terms and conditions set forth in the Indenture and the Notes, as well as the following terms and conditions to all of which the Company agrees and to all of which the rights of the holders from time to time of the Notes shall be subject:

(a) The Company, no later than 10:00 a.m. (New York City time) on the Business Day immediately preceding each date on which a payment in respect of the Notes becomes due, shall (i) transfer (or cause to be transferred) to the Principal Paying Agent and Transfer Agent in the currency of United States of America immediately available funds such amount as may be required for the purposes of such payment and (ii) notify the Principal Paying Agent and Transfer Agent of such transfer. The Company, no later than 10:00 a.m. (New York City time) on the second Business Day immediately preceding each date on which any payment in respect of the Notes becomes due, shall confirm such payment to the Principal Paying Agent and Transfer Agent, who shall promptly notify the relevant agents upon such confirmation. The Principal Paying Agent and Transfer Agent shall not be bound to make payment until funds in such amount as may be required for the purpose of such payment have been received from the Company.

(b) The Principal Paying Agent and Transfer Agent and Registrar shall be entitled to the compensation to be agreed in writing upon with the Company and the Subsidiary Guarantors, jointly and severally, for all services rendered by it under the Indenture, and the Company and the Subsidiary Guarantors, jointly and severally, agree promptly to pay such compensation and to reimburse the Principal Paying Agent and Transfer Agent and Registrar for its properly incurred out-of-pocket expenses (including fees and expenses of counsel) incurred by it in connection with the services rendered by it under the Indenture. The Company and each of the Subsidiary Guarantors jointly and severally hereby agree to indemnify the Principal Paying Agent and Transfer Agent and Registrar and its officers, directors, agents, employees and representatives for, and to hold it harmless against, any loss, liability or expense (including properly incurred fees and expenses of counsel) incurred without gross negligence or willful misconduct on its part arising out of or in connection with its acting as Principal Paying Agent and Transfer Agent and Registrar hereunder. The obligations of the Company and the Subsidiary Guarantors under this paragraph (b) shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of the Principal Paying Agent and Transfer Agent and Registrar. Under no circumstances will the Principal Paying Agent and Transfer Agent and Registrar be liable to the Company or any other party to this letter or the Indenture for any special, indirect, punitive, consequential loss or damage of any kind (inter alia, being loss of business, goodwill, opportunity or profit), whether or not foreseeable, even if advised of the possibility of such loss or damage.

(c) In acting under the Indenture and in connection with the Notes, the Principal Paying Agent and Transfer Agent and Registrar is acting solely as agent of the Company and does not assume any obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes, except that all funds held by the Principal Paying Agent and Transfer Agent and Registrar for the payment of principal interest or other amounts (including Additional Amounts) on, the Notes shall, subject to the provisions of the Indenture, be held in trust by the Principal Paying Agent and Transfer Agent and Registrar and applied as set forth in the Indenture and in the Notes, but need not be segregated from other funds held by the Principal Paying Agent and Transfer Agent and Registrar, except as required by law. The Principal Paying Agent and Transfer Agent shall not be liable to account for interest on money paid to it by the Company.

(d) The Principal Paying Agent and Transfer Agent and Registrar may consult with counsel or other professional advisors satisfactory to it and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion.

(e) The Principal Paying Agent and Transfer Agent and Registrar shall give the Trustee written notice of any failure by the Company (or by any other obligor on the Notes or the Subsidiary Guarantees) to make any payment of the principal, or premium or interest on, the Notes and any other payments to be made on behalf of the Company under the Indenture, when the same shall be due and payable and at any time during the continuance of any such failure the Principal Paying Agent and Transfer Agent and Registrar will pay any such sums so held in trust by it to the Trustee upon the Trustee’s written request.

(f) The Principal Paying Agent and Transfer Agent and Registrar shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties.

(g) The Principal Paying Agent and Transfer Agent and Registrar and any of its Affiliates, in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Company with the same rights that it would have if it were not the Principal Paying Agent and Transfer Agent and Registrar, and may engage or be interested in any financial or other transaction with the Company, its Subsidiaries or their respective Affiliates, and may act on, or as depository, Trustee or agent for, any committee or body of holders of Notes or other obligations of the Company, as freely as if it were not the Principal Paying Agent and Transfer Agent and Registrar, and that the Principal Paying Agent and Transfer Agent and Registrar and its Affiliates shall not be under any obligation to monitor any conflicts of interest, if any, which may arise between each of themselves and such other parties

(h) The Principal Paying Agent and Transfer Agent and Registrar shall not be under any liability for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

(i) The Principal Paying Agent and Transfer Agent and Registrar shall be obligated to perform such duties and only such duties as are in the Indenture and the Notes specifically set forth, and no implied duties or obligation shall be read into the Indenture or the Notes against the Principal Paying Agent and Transfer Agent and Registrar. The Principal Paying Agent and Transfer Agent and Registrar shall not be under any obligation to take any action under the Indenture which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it. The Principal Paying Agent and Transfer Agent and Registrar shall have no obligation to expend its own funds or otherwise incur any financial liability in the performance of its obligations hereunder or under the Indenture.

(j) Either of the Principal Paying Agent and Transfer Agent and Registrar may at any time resign by giving written notice of its resignation to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least 30 days after the date on which such notice is given unless the

Company agrees to accept shorter notice. Upon receiving such notice of resignation, if required by the Indenture the Company shall promptly appoint a successor paying agent by written instrument substantially in the form hereof in triplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Principal Paying Agent and Transfer Agent or Registrar, as applicable, one copy to the successor paying agent or registrar, as applicable, and one copy to the Trustee.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation or (ii) the acceptance of appointment by the successor paying agent or registrar, as applicable, as provided below. The Company may, at any time and for any reason, remove either of or both of the Principal Paying Agent and Transfer Agent or Registrar and appoint a successor paying agent, by written instrument in triplicate signed on behalf of the Company, one copy of which shall be delivered to the Principal Paying Agent and Transfer Agent or Registrar being removed, one copy to the successor paying agent and one copy to the Trustee. Any removal of the Principal Paying Agent and Transfer Agent or Registrar and any appointment of a successor paying agent or registrar, as applicable, shall become effective upon acceptance of appointment by the successor paying agent or registrar, as applicable, as provided below. Upon its resignation or removal, the Principal Paying Agent and Transfer Agent and/or Registrar shall be entitled to the payment by the Company of its compensation for the services rendered hereunder and to the reimbursement of all properly incurred out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

(k) The Company shall remove the Principal Paying Agent and Transfer Agent or Registrar and appoint a successor paying agent if the Principal Paying Agent and Transfer Agent or Registrar as applicable (i) shall become incapable of acting, (ii) shall be adjudged bankrupt or insolvent, (iii) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a Trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (iv) shall consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) shall make a general assignment for the benefit of creditors or (vi) shall fail generally to pay its debts as they become due.

(l) Any successor paying agent or registrar appointed as provided herein shall execute and deliver to its predecessor and to the Company and the Trustee an instrument accepting such appointment (which may be in the form of an acceptance signature to the letter of the Company appointing such agent) and thereupon such successor paying agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Principal Paying Agent and Transfer Agent or Registrar and such predecessor shall pay over to such successor agent all monies or other property at the time held by it hereunder.

Notwithstanding the above, the Company agrees with the Principal Paying Agent and Transfer Agent and Registrar that if, no successor to such Principal Paying Agent and Transfer Agent and Registrar has been appointed by the Company after 30 days from the Principal Paying Agent and Transfer Agent or the Registrar, as applicable, notice to the Company, such Principal Paying Agent and Transfer Agent or Registrar may, following consultation with the Company, itself appoint, or petition any court of competent jurisdiction for appointment of, as its successor any reputable and experienced financial institution of good standing and give notice of such appointment to the Company.

(m) Both of the Principal Paying Agent and Transfer Agent and Registrar shall at all times be a responsible financial institution which is authorized by law to exercise its respective powers and duties hereunder and under the Indenture and the Notes.

(n) In acting under the Indenture and in connection with the Notes, the Paying Agent and Transfer Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Paying Agent and Transfer Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

Each Agent may deal with moneys paid to it under the Indenture in the same manner as other moneys paid to it as a banker by its customers and as a result, the money will not be held in accordance with the client money rules as set out in the United Kingdom Financial Services Authority’s Handbook of rules and guidance from time to time, except that (i) it may not exercise any lien, right of set-off or similar claim in respect of them and (ii) it shall not be liable to anyone for interest on any sums held by it under this Indenture.

(o) The Principal Paying Agent and Transfer Agent and Registrar shall treat all information relating to the Company and the Subsidiary Guarantors as confidential, but (unless consent is prohibited by law) the Company and the Subsidiary Guarantors consent to the transfer and disclosure by such Principal Paying Agent and Transfer Agent and Registrar of any information relating to the Company to and between branches, subsidiaries, representative offices, affiliates and agents of such Principal Paying Agent and Transfer Agent and Registrar, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). Each of the Principal Paying Agent and Transfer Agent and Registrar and any of its branch, subsidiary, representative office or affiliate or agent may transfer and disclose any such information as required by any law, court regulator or legal process; provided that such Principal Paying Agent and Transfer Agent and Registrar shall, to the extent permitted by law, court, regulator or legal process, give the Company and the Subsidiary Guarantors prompt written notice of such request so that the Company and the Subsidiary Guarantors may seek a protective order or other remedy protecting such confidential information from disclosure.

(p) The Company hereby irrevocably waives, in favor of the Principal Paying Agent and Transfer Agent and Registrar, any conflict of interest which may arise by virtue of the Principal Paying Agent and Transfer Agent and Registrar acting in various capacities under this Indenture and this letter or for other customers of the Principal Paying Agent and Transfer Agent and Registrar. The Company acknowledges that the Principal Paying Agent and Transfer Agent and Registrar and its affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Company may regard as conflicting with its interests and may possess information (whether or not material to the Company) other than as a result of the Principal Paying Agent and Transfer Agent and Registrar acting as Principal Paying Agent and Transfer Agent and Registrar hereunder, that the Principal Paying Agent and Transfer Agent and Registrar may not be entitled to share with the Company. The Principal Paying Agent and Transfer Agent and Registrar will not disclose confidential information obtained from the Company (without its consent) to any of the Principal Paying Agent and Transfer Agent and Registrar’s other customers nor will it use on the Company’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, the Company agrees that the Principal Paying Agent and Transfer Agent and Registrar Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Indenture and this letter.

(q) The Principal Paying Agent and Transfer Agent or Registrar may act through its attorneys, delegates and agents and will not be responsible for the misconduct or negligence of any attorney, delegate or agent appointed with due care by it hereunder or for supervising the act or proceedings of such attorney, delegate or agent.

(r) In no event shall the Principal Paying Agent and Transfer Agent and Registrar be responsible or liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, without limitation, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, rebellion, embargo, civil commotion or the like which restrict or prohibit the performance of the obligations hereunder, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(s) The Principal Paying Agent and Transfer Agent or Registrar is not obliged to do or omit to do anything which in its reasonable opinion, would or may be illegal or would constitute a breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Principal Paying Agent and Transfer Agent or Registrar is subject.

(t) The Principal Paying Agent and Transfer Agent and Registrar shall, on demand by the Trustee by notice in writing given to them and the Company at any time after an Event of Default has occurred, until notified by the Trustee to contrary, to the extent permitted by applicable law, deliver all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustees shall direct in such notice or subsequently, provided that this paragraph shall not apply to any documents or records which the Agent is obliged not to release by any law or regulation to which it is subject.

(u) The Principal Paying Agent and Transfer Agent and Registrar shall, on demand by the Trustee by notice in writing given to them and the Company at any time after the Event of Default or Default has occurred, until notified by the Trustee to the contrary, as far as permitted by applicable law:

(i) act thereafter as agents of the Trustee under the Indenture and the Notes mutatis mutandis on the terms provided in this letter (save for necessary consequential amendments and the Trustee’s liability under any provision hereof for the indemnification, remuneration and all other expenses of the Principal Paying Agent and Transfer Agent and Registrar shall be limited to the amounts for the time being held by the Trustee in respect of the Notes on the trusts of the Indenture and after application of such sums in accordance with Section 6.13 of the Indenture in satisfaction of payment of sums, other than referred to in this paragraph (i) and thereafter hold all Certificates and moneys, documents and records held by them in respect of the Notes to the order of the Trustee and/or

(ii) deliver up all Certificates and all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustee shall direct in such notice or subsequently, provided that this paragraph (ii) shall not apply to any documents or records which the Principal Paying Agent and Transfer Agent and Registrar or the relevant agent is obliged not to release by any law or regulation to which it is subject.

(v) The Indenture, the Notes and this letter, together with the fee proposal between Citibank, N.A. and the Company, contain the whole agreement between the parties relating to the subject matter of the Indenture and this letter and supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Indenture and this letter.

(w) The obligations hereunder of the Principal Paying Agent and Transfer Agent and Registrar with respect to its duties as paying agent, transfer agent and registrar shall be several, not joint.

(x) Any notice or communication to the Principal Paying and Transfer Agent and Registrar will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to the Principal Paying and Transfer Agent and Registrar will be effective only upon receipt. The notice or communication should be addressed to the Principal Paying and Transfer Agent and Registrar at:

Principal Paying Agent and Transfer Agent

Citibank, N.A., London Branch

14th Floor, Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Fax: + 44 70 7502 3452

Attention: Agency and Trust

With a copy to

Citibank, N.A., Hong Kong Branch

39th Floor, Citibank Tower, Citibank Plaza

3 Garden Road, Central

Hong Kong

Fax: +852 2868 8048

Attention: Agency and Trust

Registrar

Citigroup Global Markets Deutschland AG

Reuterweg 16

60323 Frankfurt

Germany

Fax: +49 69 1366 1429

Attention: Germany Agency and Trust

Any notice to the Company or the Trustee shall be given as set forth in the Indenture.

(y) Any corporation into which the Principal Paying Agent and Transfer Agent and Registrar may be merged or converted or any corporation with which the Principal Paying Agent and Transfer Agent and Registrar may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Principal Paying Agent and Registrar shall be a party or any corporation succeeding to the business of the Principal Paying Agent and Transfer Agent and Registrar shall be the successor to such Principal Paying Agent and Transfer Agent and Registrar hereunder (provided that such corporation shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

(z) Any amendment, supplement or waiver under Sections 9.01 and 9.02 of the Indenture that adversely affects the Principal Paying Agent and Transfer Agent and Registrar shall not affect the rights, powers, obligations, duties or immunities of the Principal Paying Agent and Transfer Agent and Registrar, unless the Principal Paying Agent and Transfer Agent and Registrar has consented thereto.

(aa) In the event of any inconsistency between the terms of the Indenture and the terms of this letter in respect of the Company and the Subsidiary Guarantors’ obligations under the Indenture, the terms of the Indenture shall prevail.

(bb) The Company and the Subsidiary Guarantors agree that the provisions of Section 13.05 and 13.13 of the Indenture shall apply hereto, mutatis mutandis.

(cc) This letter may be executed in counterparts, each of which shall be an original which together shall constitute one and same instrument.

The agreement set forth in this letter shall be construed in accordance with and governed by the laws of the State of New York.

Global A&T Electronics Ltd.

By:
	Name:	John Nelson
	Title:	Authorized Signatory

By:
	Name:	Irwin Lim
	Title:	Authorized Signatory

United Test and Assembly Center Ltd (as Subsidiary Guarantor)

By:
	Name:	John Nelson
	Title:	Authorized Signatory

By:
	Name:	Irwin Lim
	Title:	Authorized Signatory

UTAC Cayman Ltd (as Subsidiary Guarantor)

By:
	Name:	John Nelson
	Title:	Authorized Signatory

By:
	Name:	Irwin Lim
	Title:	Authorized Signatory

UTAC Hong Kong Limited (as Subsidiary Guarantor)

By:
	Name:	John Nelson
	Title:	Authorized Signatory

By:
	Name:	Irwin Lim
	Title:	Authorized Signatory

UTAC (Taiwan) Corporation (as Subsidiary Guarantor)

By:	/s/ John Nelson
	Name:	John Nelson
	Title:	Authorized Signatory

By:	/s/ Irwin Lim
	Name:	Irwin Lim
	Title:	Authorized Signatory

Agreed and accepted:

Citibank, N.A., London Branch,
As Principal Paying Agent and Transfer Agent

By:
Name:
Title:

Citigroup Global Markets Deutschland AG,
As Registrar

By:
Name:
Title:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of                     , among [NEW GUARANTOR] (the “New Guarantor”), a subsidiary of GLOBAL A&T ELECTRONICS LTD. (or its successor), an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and CITICORP INTERNATIONAL LIMITED (or its successor), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of February 7, 2013, providing for the issuance of the Company’s 10.0% Senior Secured Notes due 2019 (collectively, the “Notes”);

WHEREAS Section 4.21 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth in the Indenture; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Subsidiary Guarantors (if any), to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR],

by
Name:
Title:

CITICORP INTERNATIONAL LIMITED, as Trustee

by
Name:
Title:

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